    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1997



                                            REGISTRATION STATEMENT NO. 333-32873

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                               DAOU SYSTEMS, INC.
                 (Name of Small Business Issuer in Its Charter)

          DELAWARE                        5995                      330284454
(State or other jurisdiction       (Primary Standard            (I.R.S. Employer
     of incorporation or               Industrial              Identification No.)
        organization)             Classification Code
                                        Number)

                                ----------------

                              5120 SHOREHAM PLACE
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 452-2221
(Address and telephone number of principal executive offices and principal place of business)
                                ----------------

                                 DANIEL J. DAOU
                                   PRESIDENT
                              5120 SHOREHAM PLACE
                          SAN DIEGO, CALIFORNIA 92122
                                 (619) 452-2221
           (Name, address and telephone number of Agent for Service)
                                ----------------

                                   COPIES TO:

        JOHN J. HENTRICH, ESQ.                   FREDERICK T. MUTO, ESQ.
       CARLOS D. HEREDIA, ESQ.                    JEREMY D. GLASER, ESQ.
           BAKER & MCKENZIE                         COOLEY GODWARD LLP
   101 WEST BROADWAY, TWELFTH FLOOR          4365 EXECUTIVE DRIVE, SUITE 1100
     SAN DIEGO, CALIFORNIA 92101               SAN DIEGO, CALIFORNIA 92121
            (619) 236-1441                            (619) 550-6000

                                ----------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    Of the 2,000,000 shares of Common Stock offered hereby, 500,000 shares are being sold by the Company and 1,500,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

    The Company's Common Stock is quoted on the Nasdaq National Market under the symbol DAOU. On August 4, 1997, the last reported sale price of the Common Stock was $21.13 per share. See "Price Range of Common Stock."
                                 --------------
            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.
                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                               PROCEEDS TO
                                     PRICE TO          UNDERWRITING        PROCEEDS TO           SELLING
                                      PUBLIC           DISCOUNT (1)        COMPANY (2)         STOCKHOLDERS
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2)  Before deducting expenses payable by the Company estimated at $440,000.


(3) The Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to
    Selling Stockholders will be $       , $       , $        and $        ,
    respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available for delivery on or about August , 1997, at the office of the agent of Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                               ALEX. BROWN & SONS
                                  INCORPORATED
                                                                 COWEN & COMPANY

          , 1997

                           [INSIDE FRONT COVER PAGE]

                      PHOTOGRAPH DESCRIPTIONS AND CAPTIONS

1. Top border: DAOU masthead and logo in color. Caption: Healthcare Information Technology Solutions-- DAOU Systems designs, implements, supports and manages computer network systems for large, complex healthcare provider organizations, such as integrated delivery systems. Advanced computer networks enable provider organizations to access information such as patient records, X-rays and billing information at each location where care is provided.

2. Center left side: Color photo of DAOU engineer configuring a network of computer servers at DAOU's on-site computer lab. Caption: Network Services -- The Company combines its knowledge of the specialized information needs of the healthcare industry with its expertise in computer technology to design and install advanced, reliable and cost-effective computer network solutions. The Company uses the products and applications of various hardware and software vendors to create advanced computer network systems.

    - Network Design

    - Network Implementation

3. Bottom right side corner: Color photo of individual viewing Palomar-Palmerado Health System's website which was created by the Company. Caption: Network Management Services -- As computer networks become increasingly complex, provider organizations are experiencing difficulties in hiring, training and retaining qualified personnel who can maintain the performance of their computer network systems. DAOU's network management services are designed to continuously monitor and enhance the efficiency and functionality of a provider organization's computer network system. The Company offers the following management services to its customers:

    - Enterprise Network Management Services

        - DAOU Employees On-Site

        - Continuous Network Planning

        - "Burst Mode" Implementation

        - Network Support

    - I/S Function Outsourcing

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE

MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M.

    DAOU-SM- AND THE DAOU LOGO ARE SERVICE MARKS OF THE COMPANY. TRADEMARKS AND SERVICE MARKS OF OTHER COMPANIES ARE ALSO REFERRED TO IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

    DAOU Systems, Inc. ("DAOU" or the "Company") designs, implements, supports and manages advanced computer network systems primarily for hospitals, integrated healthcare delivery networks ("IDNs"), and other healthcare provider organizations ("provider organizations"). DAOU combines its knowledge of the specialized information needs of the healthcare industry, including voice, video and data requirements, with its technological expertise in computer network systems to provide advanced, reliable and cost-effective computer network solutions to provider organizations. The Company believes that its success is attributable to its healthcare industry focus, depth and breadth of technological expertise, ability to objectively evaluate its customers' computer network systems due to its vendor independence and its history of successful customer engagements. Since 1987, the Company has provided computer network services to over 500 customers ranging in size from single-site organizations to multi-state organizations with over 80 sites. The Company's customers include Catholic Medical Center of Brooklyn and Queens, Inc., New York ("CMC"); Harris Methodist Health, Inc., Arlington, Texas ("Harris Methodist"); Mercy Health Services, Farmington Hills, Michigan ("Mercy"); Atlantic Health System, Morristown, New Jersey; Lutheran Health Systems, Fargo, North Dakota; and St. Mary's Health Network, Reno, Nevada.

    Pressure to control escalating healthcare costs is causing healthcare providers to consolidate and form multi-entity provider organizations such as IDNs. This consolidation has resulted in the need for prompt access to consistent and comprehensive patient information at multiple locations where care is provided. The existing information systems in these provider organizations are frequently inadequate because they were developed to meet the needs of a single facility, such as a hospital or an outpatient surgery center. In addition, the increasing variety of hardware and software applications utilized throughout provider organizations has resulted in connectivity and compatibility problems for many computer networks. Consequently, provider organizations have found it increasingly difficult to internally implement and manage their computer network systems and are looking to third parties for the technological expertise and personnel to meet their information systems requirements. DAOU believes that the ongoing consolidation among healthcare provider organizations and the increasing complexity and rapid evolution of computer network system technologies have created a significant opportunity for companies specializing in providing computer network system solutions to provider organizations.

    DAOU offers a broad array of services to assist hospitals, IDNs and other provider organizations in designing, implementing, supporting and managing complex computer network systems consistent with their unique and changing information needs. The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems, involving voice, video and data applications. The Company's support and management services include remote and on-site network management services, as well as information systems function outsourcing ("I/S function outsourcing"), and are typically provided under multi-year contracts. The Company provides network support services to its customers through its regional sales and support structure and a 24-hour technical support hotline available seven days a week. DAOU typically provides its services on a fixed-price, fixed-time frame basis.

    DAOU's strategy is to be a leading provider of advanced computer network systems and network management services to healthcare provider organizations by continuing to focus its sales and marketing efforts on major medical centers and hospitals around which IDNs are forming, expanding and developing services that complement its existing services, both internally and through acquisitions, and continuing to develop its expertise in emerging technologies.

    On July 9, 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex Systems Corporation ("Integrex"), in exchange for 700,000 shares of Common Stock. Integrex provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions. Integrex specializes in the design and integration of voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission.

                                  THE OFFERING

Common Stock offered by the Company.............  500,000 shares
Common Stock offered by the Selling               1,500,000 shares
  Stockholders..................................
Common Stock to be outstanding after the          11,477,499 shares (1)
  offering......................................
Use of proceeds.................................  Working capital and other general corporate purposes, including possible
                                                  acquisitions.
Nasdaq National Market symbol...................  DAOU

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               SIX MONTHS
                                                                 YEARS ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                   -----------------------------------------------------  --------------------
                                                     1992       1993       1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues.......................................  $   2,728  $   3,755  $   9,514  $  16,878  $  23,767  $   9,640  $  14,177
  Gross profit...................................        947      1,269      2,633      6,407      6,892      2,730      4,490
  Income (loss) from operations..................          1         17        182      2,197        474          1       (238)
  Net income.....................................  $       5  $      19  $     176  $   1,419  $     561  $     102  $      60
  Net income per share (2).......................  $      --  $      --  $    0.02  $    0.17  $    0.06  $    0.01  $    0.01
  Shares used in computing net income per share
    (2)..........................................      7,231      7,429      7,826      8,116      9,553      9,465     11,029

                                                                                               JUNE 30, 1997
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments....................................  $  15,190    $   24,732
  Total assets.........................................................................     30,745        40,287
  Total stockholders' equity...........................................................     25,869        35,411

------------------------

(1) Excludes (i) 1,169,157 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1996 Stock Option Plan with a weighted average exercise price of $5.93 per share at June 30, 1997, (ii) 140,300 shares of Common Stock issuable upon exercise of stock options at an exercise price of $4.28 per share and (iii) 133,285 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $4.99 per share. See "Management--1996 Stock Option Plan," "Certain Transactions," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of net income per share.

(3) As adjusted to reflect the sale of 500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $21.13 per share and the receipt of the estimated proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                            ------------------------

    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING." ALL INFORMATION IN THIS PROSPECTUS ALSO REFLECTS THE COMBINED FINANCIAL POSITION AND OPERATING RESULTS FOR THE COMPANY AND INTEGREX FOR ALL PERIODS PRESENTED IN THIS PROSPECTUS.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

    MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth which has placed significant and increasing demands on the Company's management and operational, technical, financial and other resources. For the six months ended June 30, 1997, the Company's revenues increased 47% to $14.2 million from $9.6 million for the six months ended June 30, 1996. For the year ended December 31, 1996, the Company's revenues increased 41% to $23.8 million from $16.9 million for the year ended December 31, 1995. For the year ended December 31, 1995, the Company's revenues increased 77% to $16.9 million from $9.5 million for the year ended December 31, 1994. In addition, since January 1, 1995, the Company's workforce increased from 78 to 234 full-time employees as of July 31, 1997. Further increases in staffing levels are expected during the remainder of 1997 and during 1998. This growth has resulted in new and increased responsibilities for management personnel and has placed significant demands on the Company's management and operating and financial systems. The Company will be required to continue to develop and improve its operational, financial and other internal systems to accommodate the increased number of transactions and customers and the increased size of the Company's operations, workforce and facilities. There can be no assurance, however, that the Company's management or systems will be adequate to support the Company's existing or future operations. Any failure to develop and improve the Company's systems or to hire and retain appropriate personnel to manage its operations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any future unexpected shortfall in revenues without a corresponding and timely reduction in staffing and other expenses (or redeployment of employees to other customer projects), or any staffing increase that is unaccompanied by a corresponding increase in revenues, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND QUALIFIED NETWORK ENGINEERS. The Company's success and execution of its business strategy will depend in large part on the continued services of its key management and technical personnel. The loss of the services of one or more of the Company's key employees or the inability to hire additional key personnel as needed could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's business involves the delivery of computer network services and is labor-intensive. As a result, its future success will depend in large part on its ability to hire, train and retain qualified network engineers who together have expertise in a wide array of network and computer systems and a broad understanding of the provider organizations that the Company serves. Competition for qualified network engineers is intense and is expected to increase. In particular, competition is intense for the limited number of qualified management personnel and senior network engineers. There can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company is currently experiencing low rates of turnover, there can be no assurance that these rates of turnover will not increase in the future. Any inability of the Company to hire, train and retain a sufficient number of qualified network engineers could impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Recruiting and Training of Technical Employees."

    RISKS ASSOCIATED WITH ACQUISITIONS. On July 9, 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex. The Company currently intends as part of its business strategy to pursue additional acquisitions of complementary businesses as it seeks to compete in the rapidly changing industry of healthcare information technology. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and personnel of the acquired business, the integration of management information and accounting systems of the acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no direct prior experience, and the potential loss of key employees of the acquired business. The Company's management will be required to devote substantial time and attention to the integration of these businesses and to any material operational or financial problems arising as a result of the acquisitions. There can be no assurance that operational or financial problems will not occur as a result of any acquisition. Failure to effectively integrate acquired businesses could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company intends to continue to evaluate potential acquisitions of, or investments in, companies which the Company believes will complement or enhance its existing business. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets which could adversely affect the Company's business, financial condition and results of operations. The Company currently does not have any arrangements or understandings with respect to any specific future acquisitions. There can be no assurance that the Company will consummate any acquisition in the future or, if consummated, that any such acquisition will ultimately be beneficial to the Company. See "Business--Recent Acquisition."

    CONTRACT CANCELLATION RIGHTS; ABSENCE OF LONG-TERM CONTRACTS. Although the Company enters into agreements with certain of its customers which contemplate multi-year contract terms, certain of the Company's customers are able to reduce or cancel their use of the Company's services before the end of the contract term. For example, Candler Health System, Savannah, Georgia ("Candler"), a large I/S outsourcing customer of the Company, recently terminated its contract with the Company effective November 30, 1997, which termination was influenced by Candler's consolidation with another healthcare enterprise. The Company believes that the number and size of its existing projects are not reliable indicators or measures of future revenues. In addition, the Company has in the past provided, and is likely in the future to provide, services to customers without long-term contracts. When a customer defers, modifies or cancels a project, the Company must be able to rapidly redeploy network engineers and other personnel to other projects in order to minimize the under-utilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant customers or with a number of smaller customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

    VARIABILITY OF QUARTERLY OPERATING RESULTS. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. However, variations in the Company's revenues and operating results may occur from time to time, as a result of various factors, including: (i) the reduction in size, delay in commencement, interruption or termination of one or more significant projects or contracts; (ii) the commencement or completion during a quarter of one or more significant projects; (iii) the failure to estimate accurately the resources required to complete new or ongoing projects;
(iv) the relatively longer sales cycle in obtaining new customers and larger contracts; (v) the timing and extent of employee training or the loss of key employees; (vi) competition; (vii) the development and introduction of new services; (viii) the effect of acquisitions; and (ix) general economic conditions which may affect the buying decisions of the Company's current and prospective customers. In addition, the Company plans to continue to expand its operations by hiring additional network engineers and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses may be incurred prior to any increase in revenues. Consequently, the Company's business, financial condition and results of operations would be materially and adversely affected if revenues do not increase to support such expenses. A variation in the timing of the commencement or completion of customer assignments, particularly at or near the end of any quarter, may cause significant variations in operating results from quarter to quarter and could result in losses for a particular quarter. In addition, an unanticipated delay or termination of a major project could require the Company to maintain or terminate under-utilized employees which could, in either case, result in higher than expected expenses during a quarter. The Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, these variations in revenues and operating results could cause significant variations in the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CUSTOMER CONCENTRATION. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a relatively limited number of large customer contracts. During the six months ended June 30, 1997, the Company's five largest customers accounted for approximately 51% of total revenues, with Candler, Mercy and CMC accounting for approximately 15%, 11% and 10% of such revenues, respectively. In 1996, the Company's five largest customers accounted for approximately 58% of total revenues, with CMC, Mercy and Candler accounting for approximately 17%, 14% and 12% of such revenues, respectively. In 1995, the Company's five largest customers accounted for approximately 65% of total revenues, with Mercy and Candler accounting for approximately 41% and 9% of such revenues, respectively. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not provide the same level of revenues in any subsequent year. For example, Candler, a large I/S outsourcing customer of the Company, recently terminated its contract with the Company effective November 30, 1997, which termination was influenced by Candler's consolidation with another healthcare enterprise. The loss of any large customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Consolidation and Uncertainty in the Healthcare Industry" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PROJECT RISKS. The Company's computer network systems are designed to provide access to and accurate delivery of a wide range of information within a provider organization, including information used by clinicians in the diagnosis and treatment of patients. Many of the Company's projects are critical to the operation of its customers' businesses and, therefore, the Company may expose itself to potentially adverse risks in the event that the Company's services do not meet the desired expectations of its customers. For example, the failure to perform services that meet a customer's expectations may result in the Company not being paid for services rendered and may damage the Company's reputation and adversely affect its ability to attract new business. In addition, any failure by the Company's computer network systems to provide accurate, reliable and timely information could result in claims against the Company. For example, where the unavailability of such information to a provider of healthcare services is alleged to have resulted in any physical or emotional injury to a patient, such provider may become subject to a medical malpractice, product liability or other claim. The Company could then become subject to a claim relating to its installation or management of a computer network system. The Company is also subject to claims by its customers for actions of the Company's employees which may have caused damages to customers' businesses or otherwise. Although the Company maintains errors or omissions insurance, there can be no assurance that such insurance coverage would adequately cover any claims asserted against the Company and any such claim could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will not be subject to claims that will result in liability in excess of its insurance coverage or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates. See "Business--Information Technology Services."

    LONG SALES AND PROJECT DELIVERY CYCLES. The Company's sales process is often subject to delays associated with the lengthy approval process that typically accompanies significant capital expenditures by a customer. During this process, the Company expends substantial time, effort and resources marketing its services, preparing contract proposals and negotiating contracts. Any failure by the Company to procure a signed contract after expending significant time, effort and resources could have a material adverse effect on the Company's business, financial condition and results of operations. The delivery of computer network services generally requires a significant commitment of resources by the Company and by the customer. The length of time required to complete a project may depend on many factors outside the control of the Company, including the state of the customer's existing information systems, budgetary constraints and the customer's ability to commit the personnel and other resources necessary to complete elements of the project for which the customer is responsible. In certain instances, projects have been prolonged substantially as a result of delays attributable to customers. Consequently, the failure of the Company to deliver its services on a timely and cost-efficient basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMPETITION. The healthcare network services industry is comprised of a large number of participants and is subject to rapid change and intense competition. The Company's competitors include system integrators, value added resellers ("VARs"), consulting companies, local and regional network services firms, telecommunications providers and network equipment, computer systems and healthcare software vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition than does the Company. In particular, the Company competes with (i) large information technology companies such as Hewlett-Packard Company ("Hewlett-Packard"), Electronic Data Systems Corporation ("EDS"), and Integrated Systems Solutions Corporation, a subsidiary of International Business Machines Corporation ("IBM"); (ii) healthcare information technology companies such as HBO & Company; and (iii) smaller regional network systems firms. In addition, the Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Other healthcare information technology companies not presently offering or emphasizing network systems services and large network services companies not currently focusing on healthcare may enter the Company's markets. Increased competition could result in price reductions, fewer customer projects, under-utilization of employees, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, most of the Company's customers have internal network support and service capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers. As a result, the decision by the Company's customers or potential customers to perform network services internally could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

    FIXED-PRICE, FIXED-TIME FRAME CONTRACTS. The Company offers the majority of its computer network systems services on a fixed-price, fixed-time frame basis, rather than on a time-and-expense basis. Consequently, the Company bears the risk of cost over-runs in connection with these projects. The Company's failure to estimate accurately the resources and time required for a project or its failure to complete its contractual obligations within the fixed-time frame committed could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONSOLIDATION AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY. Substantially all of the Company's revenues are derived from customers involved in the healthcare industry. As a result, the Company's business, financial condition and results of operations are influenced by conditions affecting this industry. Many provider organizations are consolidating to create larger organizations with greater regional market power and are forming affiliations for purchasing products and services. This consolidation could reduce the Company's target market and result in the termination of certain engagements of the Company. In particular, this consolidation has resulted, and is likely to continue to result, in the acquisition of certain of the Company's customers, and such customers may scale back or terminate their relationship with the Company following their acquisition. Moreover, these consolidating and affiliating enterprises could also have greater bargaining power which could lead to reductions in the amounts paid to the Company for its services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations. The healthcare industry is also subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of participants in the healthcare industry. The Company cannot predict with any certainty what impact, if any, these developments could have on its business, financial condition and results of operations. See "Business--Industry Overview."

    RAPID TECHNOLOGICAL CHANGE. The Company has derived, and expects to continue to derive, substantially all of its revenues from projects based on complex computer networks. The markets for computer network products and services are continuing to develop and are subject to rapid change. The Company's success will depend in part on its ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing customer preferences and to hire, train and retain network engineers who can fulfill the increasingly complex needs of its customers. There can be no assurance that the Company will be successful in addressing these developments in a timely manner. Any delay or failure by the Company to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that products, systems or technologies developed by third parties will not render certain of the Company's services noncompetitive or obsolete. See "Business-- Information Technology Services."

    DEPENDENCE ON THIRD-PARTY HARDWARE AND SOFTWARE VENDORS. The network systems solutions delivered by the Company utilize the products of third-party hardware and software vendors. A significant portion of the Company's implementation service revenues are derived from the purchase and resale of these products. Although the Company has distribution agreements with certain product vendors, there can be no assurance that these agreements will be renewed. Any significant adverse change in any of these relationships could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Information Technology Services."

    FUTURE ADDITIONAL CAPITAL REQUIREMENTS. Since its inception, the Company has financed its operations through cash provided by operations, the sale of equity and through debt. In the event that the Company is unable to generate sufficient revenues to fund its operations in the future, the Company may be required to raise additional funds to meet its capital and operating requirements through public or private financing, including equity financing. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. Adequate funds for the Company's operations may not be available when needed and, if available, may not be on terms attractive to the Company. The failure to obtain funding on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT. Upon the completion of this offering, the present executive officers, directors and their respective family members and affiliates will beneficially own approximately 53% of the outstanding Common Stock (approximately 50% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."

    BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS. The primary purpose of the offering of the shares to be sold by the Company is to increase the Company's equity capital. The anticipated net proceeds to the

Company from this offering have not been designated for specific uses. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. See "Use of Proceeds."

    POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been, and is likely to continue to be, volatile. Factors such as announcements of new customer contracts or services by the Company or its competitors, changes in pricing policies by the Company or its competitors, quarterly fluctuations in the Company's operating results, announcements relating to strategic relationships or acquisitions, changes in earnings estimates by analysts, government regulatory actions, general conditions in the market for computer network services, overall market conditions and other factors may have a significant impact on the market price of the Common Stock. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "--Variability of Quarterly Operating Results."


    SHARES ELIGIBLE FOR FUTURE SALE; RELEASE OF LOCK-UP ON EXISTING SHARES. Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock. Of the 11,487,320 shares to be outstanding after this offering, the 4,019,642 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market, unless such shares are held by "affiliates" of the Company, as such term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 7,467,678 shares will be "restricted securities" as such term is defined in Rule 144.


    Holders of approximately 8.3 million shares of Common Stock entered into lock-up agreements in connection with the Company's initial public offering whereby they agreed not to offer, sell or otherwise dispose of any shares of Common Stock, or options or warrants to acquire shares of Common Stock, owned by them for a period of 180 days after the effective date of the registration statement for the Company's initial public offering. Such 180-day period expired, and such holders of Common Stock were released from such lock-up agreements, on August 11, 1997, at which time those shares of Common Stock could be sold in the public market if registered under the Securities Act, or if they qualified for an exemption from registration under Rule 144. From the date of this Prospectus, approximately 6.1 million shares of Common Stock will become subject to new lock-up agreements as set forth below.



    The Selling Stockholders and the directors and executive officers of the Company have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock for a period of 60 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC. At the end of this period, 50% of these shares will become eligible for sale and the remaining 50% will become eligible for sale 90 days after the date of this Prospectus. The Company also has entered into an agreement with the Underwriters that it will not offer, sell or otherwise dispose of shares of Common Stock for a period of 90 days from the date of this Prospectus other than pursuant to the Company's 1996 Stock Option Plan and pursuant to currently outstanding warrants or in connection with certain acquisition transactions. The Underwriters may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon the completion of this offering, the beneficial owners of approximately 1.9 million shares of Common Stock and 133,285 shares of Common Stock issuable upon the exercise of outstanding warrants will be entitled to certain registration rights with respect to such shares upon the release of applicable lock-up agreements. In addition, the Company has registered on a Form S-8 Registration Statement an aggregate of 1,367,925 shares of Common Stock reserved for issuance under its 1996 Stock Option Plan, of which options to purchase a total of 1,169,157 shares were outstanding as of June 30, 1997. As of such date, an additional 140,300 shares of Common Stock were subject to other outstanding stock options. See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."


    POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate of Incorporation and Bylaws provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting, require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting, eliminate cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of the Company's outstanding shares. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. See "Management" and "Description of Capital Stock--Certain Change of Control Provisions."

    ABSENCE OF DIVIDENDS. The Company has never declared nor paid cash dividends on its capital stock. The Company currently intends to retain any earnings for funding growth and, therefore, does not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

    DAOU Systems, Inc. was incorporated in California in 1987 and reincorporated in Delaware in January 1997. DAOU-Integrex, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, is the surviving corporation of the Company's pooling-of-interests merger with Integrex. Unless the context otherwise requires, references in this Prospectus to "DAOU" and the "Company" refer to DAOU Systems, Inc., a Delaware corporation, and its subsidiary. The Company's executive offices are located at 5120 Shoreham Place, San Diego, California 92122. Its telephone number is (619) 452-2221.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $21.13 per share are estimated to be $9.5 million, after deducting the underwriting discount and the estimated expenses of this offering. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.


    The Company expects to use the net proceeds from this offering principally for working capital and general corporate purposes. The Company also anticipates using a portion of the proceeds to fund acquisitions of complementary businesses, although there are no current arrangements or understandings with respect to any specific acquisitions. There can be no assurance that the Company will complete any acquisitions in the future. Pending use of the net proceeds for the above purposes, the Company intends to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

    The Company effected its initial public offering on February 12, 1997 at a price to the public of $9.00 per share. Since that date, the Common Stock has traded on the Nasdaq National Market under the symbol DAOU. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq National Market:

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
1997
  1st Quarter (from February 12, 1997).........................................................      9.750      6.000
  2nd Quarter..................................................................................     19.250      5.625
  3rd Quarter (through August 4, 1997).........................................................     25.375     15.250

    On August 4, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $21.13. As of June 30, 1997, there were approximately 48 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has never declared nor paid cash dividends on its capital stock. The Company currently intends to retain any earnings for funding growth and, therefore, does not intend to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale by the Company of the 500,000 shares of Common Stock offered hereby at an assumed public offering price of $21.13 per share and the estimated proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                                JUNE 30, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)

Stockholders' equity (1):
  Preferred stock: $.001 par value, 5,000,000 shares authorized, actual and as adjusted;
    no shares issued and outstanding, actual and as adjusted..............................  $      --   $      --

  Common stock: $.001 par value, 50,000,000 shares authorized, actual and as adjusted;
    10,977,499 shares issued and outstanding, actual; and 11,477,499 shares issued and
    outstanding, as adjusted (2)..........................................................         12          12

  Additional paid-in capital..............................................................     24,664      34,206
  Deferred compensation...................................................................     (1,037)     (1,037)
  Retained earnings.......................................................................      2,230       2,230
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     25,869      35,411
                                                                                            ---------  -----------
      Total capitalization................................................................  $  25,869   $  35,411
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) The Company does not have any long-term debt.

(2) Excludes (i) 1,169,157 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1996 Stock Option Plan with a weighted average exercise price of $5.93 per share at June 30, 1997, (ii) 140,300 shares of Common Stock issuable upon exercise of stock options at an exercise price of $4.28 per share and (iii) 133,285 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $4.99 per share. See "Management--1996 Stock Option Plan," "Certain Transactions," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. The consolidated statements of operations data for the years ended December 31, 1994, 1995 and 1996 and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from the Company's consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statements of operations data for the six month periods ended June 30, 1996 and 1997 and the consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The consolidated balance sheet data as of December 31, 1994 is derived from the Company's audited consolidated balance sheet not included in this Prospectus. The selected financial data as of December 31, 1992 and 1993 and for the years then ended is derived from unaudited financial data not included in this Prospectus. The data at and for the six months ended June 30, 1996 and June 30, 1997 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at those dates and results of operations for those periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or future periods.

                                                                                                    SIX MONTHS
                                                             YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                                    -------------------------------------------  ----------------
                                                     1992     1993     1994     1995     1996     1996     1997
                                                    -------  -------  -------  -------  -------  -------  -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues........................................  $ 2,728  $ 3,755  $ 9,514  $16,878  $23,767  $ 9,640  $14,177
  Cost of revenues................................    1,781    2,486    6,881   10,471   16,875    6,910    9,687
                                                    -------  -------  -------  -------  -------  -------  -------
  Gross profit....................................      947    1,269    2,633    6,407    6,892    2,730    4,490
  Operating expenses:
    Sales and marketing...........................      390      658      860    1,055    2,158      831    2,344
    General and administrative....................      556      594    1,591    3,155    4,260    1,898    2,384
                                                    -------  -------  -------  -------  -------  -------  -------
  Total operating expenses........................      946    1,252    2,451    4,210    6,418    2,729    4,728
                                                    -------  -------  -------  -------  -------  -------  -------
  Income (loss) from operations...................        1       17      182    2,197      474        1     (238)
  Interest income, net............................        4        2       13       73      208      123      329
                                                    -------  -------  -------  -------  -------  -------  -------
  Income before income taxes......................        5       19      195    2,270      682      124       91
  Provision for income taxes......................       --       --       19      851      121       22       31
                                                    -------  -------  -------  -------  -------  -------  -------
  Net income......................................        5       19      176    1,419      561      102       60
  Accretion of redeemable preferred stock.........       --       --       --       87      485       39       --
                                                    -------  -------  -------  -------  -------  -------  -------
  Net income attributable to common stock.........  $     5  $    19  $   176  $ 1,332  $    76  $    63  $    60
                                                    -------  -------  -------  -------  -------  -------  -------
                                                    -------  -------  -------  -------  -------  -------  -------
  Net income per share (1)........................  $    --  $    --  $  0.02  $  0.17  $  0.06  $  0.01  $  0.01
                                                    -------  -------  -------  -------  -------  -------  -------
                                                    -------  -------  -------  -------  -------  -------  -------
  Shares used in computing net income per share
    (1)...........................................    7,231    7,429    7,826    8,116    9,553    9,465   11,029

                                                                         DECEMBER 31,
                                                     -----------------------------------------------------   JUNE 30,
                                                       1992       1993       1994       1995       1996        1997
                                                     ---------  ---------  ---------  ---------  ---------  -----------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investments....................................  $      81  $     309  $     293  $   6,387  $   2,447   $  15,190
  Total assets.....................................        557      1,699      2,122     13,588     13,524      30,745
  Long-term debt, less current portion.............          8          4         --         --         --          --
  Redeemable preferred stock.......................         --         --         --      7,705      8,190          --
  Total stockholders' equity.......................         52         --        299      1,654      1,837      25,869

--------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of net income per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

OVERVIEW

    The Company designs, implements, supports and manages advanced computer network systems primarily for hospitals, IDNs and other provider organizations. The Company believes that its success is attributable to its healthcare industry focus, depth and breadth of technological expertise, ability to objectively evaluate its customers' computer network systems due to its vendor independence and its history of successful customer engagements. The Company's design services include an assessment of the customer's existing computer network system, the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. Implementation service revenues consist of third-party hardware and software products, as well as the Company's professional services. The Company's gross margin with respect to implementation services varies significantly depending on the percentage of such services consisting of products (with respect to which the Company obtains a lower margin) versus professional services. The Company's support and management services include remote and on-site network management, as well as I/S function outsourcing. The Company typically provides these services under multi-year contracts.

    In July 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex in exchange for 700,000 shares of Common Stock. Integrex provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions. Integrex specializes in the design and integration of voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission. The Company's Consolidated Financial Statements and Notes thereto reflect the combined financial position and operating results for the Company and Integrex for all periods presented in this Prospectus. The Company anticipates that it will record merger related costs of approximately $400,000 (net of tax benefits), all of which will be charged to operating results in the third quarter of 1997.

    Candler, a large I/S outsourcing customer of the Company, recently terminated its contract with the Company effective November 30, 1997. The Company anticipates that, in addition to revenue from specified services under the Candler contract, it will recognize a total of approximately $500,000 during the third and fourth quarters of 1997 as a result of the termination fee payable by Candler under the contract.

    Historically, the majority of the Company's revenues have been derived from network design and implementation services which are generally provided on a fixed-fee basis. These revenues are recognized using the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. The Company may also provide design and implementation services on a "time and expense" basis for which revenues are also recognized as services are performed. A design project typically lasts from three to five months. The time to complete implementation projects generally ranges from three to six months, although certain projects have required up to 13 months for completion.

    Support and management service revenues are recognized ratably over the period that these services are provided. The Company anticipates that revenues from support and management services will increase as a percent of total revenues in the future. Payments received in advance of services performed are recorded as deferred revenues. Certain contract payment terms may result in customer billing occurring at a pace slower than revenue recognition. The resulting revenues recognized in excess of amounts billed and project costs are classified as contract work in progress on the Company's balance sheet.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    The Company's revenues were $14.2 million and $9.6 million for the six months ended June 30, 1997 and 1996, respectively, representing an increase of approximately 47%. This increase was primarily due to increased revenues from I/S outsourcing services which the Company began providing during the second quarter of 1996. Services to Candler, Mercy and CMC accounted for approximately $2.1 million, $1.6 million and $1.4 million of total revenues during the six months ended June 30, 1997, representing approximately 15%, 11% and 10% of total revenues, respectively.

    Cost of revenues for the six months ended June 30, 1997 and 1996 were $9.7 and $6.9 million, respectively, representing an increase of approximately 40%. Gross margin for the six months ended June 30, 1997 and 1996, was approximately 32% and 28%, respectively. This increase in gross margin was primarily due to an increase in the professional service component of the Company's services which had higher margins.

    Sales and marketing expenses were $2.3 million and $831,000 for the six months ended June 30, 1997 and 1996, respectively, representing an increase of approximately 182%. This increase was primarily due to the further implementation of a regional sales structure, an increase in sales personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 17% and 9% of total revenues for the six months ended June 30, 1997 and 1996, respectively. The Company expects that sales and marketing expenses will continue to increase in dollar terms to support the anticipated growth in the Company's business.

    General and administrative expenses were $2.4 million and $1.9 million for the six months ended June 30, 1997 and 1996, respectively, representing an increase of approximately 26%. The primary factors contributing to this increase were costs associated with the implementation of the Company's management information system, the addition of senior management and other infrastructure requirements. General and administrative expenses were approximately 17% and 20% of total revenues for the six months ended June 30, 1997 and 1996, respectively. The Company expects general and administrative expenses to continue to increase in dollar terms to support the anticipated growth in the Company's business.

    Net interest income was $329,000 and $123,000 for the six months ended June 30, 1997 and 1996, respectively. Interest income consisted of interest on cash and cash equivalents and short-term investments. Interest expense consisted of interest associated with the Company's business line of credit and term financing of insurance premiums, but was not significant during either period.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    The Company's revenues were $23.8 million and $16.9 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 41%. Revenues increased primarily due to the introduction of the Company's I/S outsourcing services under the Candler contract in April 1996. Services to CMC, Mercy and Candler accounted for approximately $4.1 million, $3.4 million and $2.9 million of total revenues in 1996, representing approximately 17%, 14% and 12% of total revenues, respectively.

    Cost of revenues was $16.9 million and $10.5 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 61%. Gross margin was 29% and 38% for the years ended December 31, 1996 and 1995, respectively. This decrease in gross margin was primarily due to the increased content of professional services in certain implementation projects during 1995, as well as the lower gross margin related to the Company's I/S outsourcing services initiated in 1996.

    Sales and marketing expenses were $2.2 million and $1.1 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 105%. This increase was primarily due to the establishment of a regional sales structure, an increase in sales and marketing personnel and the expansion of the Company's marketing programs. Sales and marketing expenses were approximately 9% and 6% of revenues for the years ended December 31, 1996 and 1995, respectively.

    General and administrative expenses were $4.3 million and $3.2 million for the years ended December 31, 1996 and 1995, respectively, representing an increase of approximately 35%. The primary factors contributing to this increase were costs associated with the Company's larger corporate facility, implementation of a management information system and the addition of senior management during 1996. General and administrative expenses were approximately 18% and 19% of revenues for the years ended December 31, 1996 and 1995, respectively.

    Net interest income was $208,000 and $73,000 for the years ended December 31, 1996 and 1995, respectively. Interest income consists of interest on short-term investments, cash and cash equivalents and notes receivable from officers and stockholders. Interest expense consists of interest associated with the Company's business line of credit and term financing of insurance premiums, but was not significant during either period.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    The Company's revenues were $16.9 million and $9.5 million for the years ended December 31, 1995 and 1994, respectively, representing an increase of approximately 77%. Revenues increased primarily due to growth in design and implementation service revenues. Increases in both the number and size of management service projects from both new and existing customers resulted in an approximate 42% increase in management service revenues in 1995. Services to Mercy accounted for $6.8 million, or approximately 40%, of total revenues in 1995.

    Cost of revenues was $10.5 million and $6.9 million for the years ended December 31, 1995 and 1994, respectively, representing an increase of approximately 52%. Cost of revenues increased primarily due to greater product costs associated with implementation projects and increased labor costs associated with new management service contracts. Gross margin was approximately 38% and 28% of revenues for the years ended December 31, 1995 and 1994, respectively. This increase was attributable primarily to the higher content of professional services in implementation projects, an increase in the number of management service contracts, a reduction in the use of third-party professional services and increased utilization of internal engineering resources.

    Sales and marketing expenses were $1.1 million and $860,000 for the years ended December 31, 1995 and 1994, respectively, representing an increase of approximately 23%. This increase was due primarily to the growth in revenues and the number of people involved in sales activities, as well as the introduction of a new corporate marketing strategy. Sales and marketing expenses were approximately 6% and 9% of revenues for the years ended December 31, 1995 and 1994, respectively. This decrease as a percentage of revenues was due primarily to increased revenues and decreased commissions.

    General and administrative expenses were $3.2 million and $1.6 million for the years ended December 31, 1995 and 1994, respectively, representing an increase of approximately 98%. This increase was due to one-time relocation costs and expenses of approximately $205,000 associated with the Company's move to new corporate facilities and continued growth in administrative staffing levels in finance, purchasing and human resources. General and administrative expenses were approximately 19% and 17% of revenues for the years ended December 31, 1995 and 1994, respectively. Excluding one-time relocation expenses, there was no significant change on a percentage of revenue basis.

INCOME TAXES

    In 1996, 1995 and 1994, the effective tax rates were approximately 18%, 37% and 10%, respectively, and were less than the expected combined federal and state statutory rate of 40% primarily due to the fact that

Integrex was an S-Corporation prior to the merger with DAOU. Consequently, taxes on the income of Integrex were the direct responsibility of its stockholders. In 1996, the benefit of Integrex's lower tax rate was partially offset by the amortization expense related to compensatory stock options granted by the Company during 1996.

LIQUIDITY AND CAPITAL RESOURCES

    On June 30, 1997, the Company had working capital of $23.4 million, an increase from $8.7 million on December 31, 1996. This increase was due primarily to the successful completion of the Company's initial public offering of Common Stock which raised $15.8 million, net of issuance costs. The Company has an additional $1.5 million available under a revolving line of credit. Advances under the revolving line of credit bear interest at the bank's reference rate (currently 8.5%) plus 0.5% per annum. Through June 30, 1997, there have been no borrowings under the revolving line of credit, which expires October 1, 1997. This line of credit is secured by substantially all of the assets of the Company and contains customary covenants and restrictions. As of June 30, 1997, the Company was in compliance with all such covenants and restrictions. For the six months ended June 30, 1997, cash used in operating activities was $1.3 million which resulted primarily from an increase in the Company's investment in work in process and accounts receivable due to timing on billings.

    The Company believes that the net proceeds from this offering, together with available funds, will be sufficient to meet its capital requirements for the foreseeable future. The Company may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities or issuance of equity securities in future acquisitions could result in additional dilution to the Company's stockholders, and the incurrence of additional debt could result in additional interest expense. However, the Company currently does not have any arrangements or understandings with respect to any specific acquisitions.

QUARTERLY RESULTS AND SEASONALITY

    The following table presents quarterly operating results for each of the last six quarters. This information has been derived from unaudited consolidated financial statements and has been prepared on the same basis as the Company's audited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                                          QUARTER ENDED
                                                                 ---------------------------------------------------------------
                                                                  MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                                                    1996         1996         1996         1996         1997
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................................................   $   3,383    $   6,257    $   6,156    $   7,971    $   6,590
Cost of revenues...............................................       2,459        4,451        4,291        5,674        4,641
                                                                 -----------  -----------  -----------  -----------  -----------
Gross profit...................................................         924        1,806        1,865        2,297        1,949
Operating expenses:
  Sales and marketing..........................................         383          448          558          769        1,132
  General and administrative...................................         861        1,037        1,003        1,359        1,182
                                                                 -----------  -----------  -----------  -----------  -----------
Total operating expenses.......................................       1,244        1,485        1,561        2,128        2,314
                                                                 -----------  -----------  -----------  -----------  -----------
Income (loss) from operations..................................        (320)         321          304          169         (365)
Interest income, net...........................................          71           52           47           38          116
                                                                 -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes..............................        (249)         373          351          207         (249)
Provision (benefit) for income taxes...........................         (44)          66           62           37         (154)
                                                                 -----------  -----------  -----------  -----------  -----------
Net income (loss)..............................................   $    (205)   $     307    $     289    $     170    $     (95)
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------  -----------


                                                                  JUNE 30,
                                                                    1997
                                                                 -----------

Revenues.......................................................   $   7,587
Cost of revenues...............................................       5,046
                                                                 -----------
Gross profit...................................................       2,541
Operating expenses:
  Sales and marketing..........................................       1,212
  General and administrative...................................       1,202
                                                                 -----------
Total operating expenses.......................................       2,414
                                                                 -----------
Income (loss) from operations..................................         127
Interest income, net...........................................         213
                                                                 -----------
Income (loss) before income taxes..............................         340
Provision (benefit) for income taxes...........................         185
                                                                 -----------
Net income (loss)..............................................   $     155
                                                                 -----------
                                                                 -----------

    The following table sets forth, as a percentage of revenues, certain unaudited quarterly statements of operations data:

                                                                                          QUARTER ENDED
                                                                 ---------------------------------------------------------------
                                                                  MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,
                                                                    1996         1996         1996         1996         1997
                                                                 -----------  -----------  -----------  -----------  -----------
AS A PERCENT OF REVENUES:
Revenues.......................................................       100.0%       100.0%       100.0%       100.0%       100.0%
Gross margin...................................................        27.3         28.9         30.3         28.8         29.6
Sales and marketing............................................        11.3          7.2          9.1          9.7         17.2
General and administrative.....................................        25.5         16.6         16.3         17.0         17.9
Income (loss) from operations..................................        (9.5)         5.1          4.9          2.1         (5.5)
Net income (loss)..............................................        (6.1)         4.9          4.7          2.1         (1.4)


                                                                  JUNE 30,
                                                                    1997
                                                                 -----------
AS A PERCENT OF REVENUES:
Revenues.......................................................       100.0%
Gross margin...................................................        33.5
Sales and marketing............................................        16.0
General and administrative.....................................        15.8
Income (loss) from operations..................................         1.7
Net income (loss)..............................................         2.0

    A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. However, variations in the Company's revenues and operating results occur from time to time, as a result of various factors, including: (i) the reduction in size, delay in commencement, interruption or termination of one or more significant projects or contracts; (ii) the completion during a quarter of one or more significant projects; (iii) the failure to estimate accurately the resources required to complete new or ongoing projects; (iv) the relatively longer sales cycle in obtaining new customers and larger contracts; (v) the timing and extent of employee training or the loss of key employees; (vi) competition; (vii) the development and introduction of new services; (viii) the effect of acquisitions; and (ix) general economic conditions which may affect the buying decisions of the Company's current and prospective customers. In addition, the Company plans to continue to expand its operations by hiring additional network engineers and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses will generally be incurred prior to any increase in revenues. Consequently, the Company's business, financial condition and results of operations would be materially and adversely affected if revenues do not increase to support such expenses. A variation in the timing of the commencement or completion of customer assignments, particularly at or near the end of any quarter, may cause significant variations in operating results from quarter to quarter and could result in losses for a particular quarter. In addition, an unanticipated delay or termination of a major project could require the Company to maintain or terminate under-utilized employees which could, in either case, result in higher than expected expenses during a quarter. The Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, these variations in revenues and operating results could cause significant variations in the price of the Common Stock.

                                    BUSINESS

THE COMPANY

    DAOU Systems, Inc. ("DAOU" or the "Company") designs, implements, supports and manages advanced computer network systems primarily for hospitals, integrated healthcare delivery networks ("IDNs"), and other healthcare provider organizations ("provider organizations"). DAOU combines its knowledge of the specialized information needs of the healthcare industry, including voice, video and data requirements, with its technological expertise in computer network systems to provide advanced, reliable and cost-effective computer network solutions to provider organizations. The Company believes that its success is attributable to its healthcare industry focus, depth and breadth of technological expertise, ability to objectively evaluate its customers' computer network systems due to its vendor independence and its history of successful customer engagements. The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. The Company's support and management services are typically provided under multi-year contracts and include remote and on-site network management services, as well as information systems function outsourcing ("I/S function outsourcing"). The Company provides network support services to its customers through its regional sales and support structure and a 24-hour technical support hotline available seven days a week. DAOU typically provides its services on a fixed-price, fixed-time frame basis. Since 1987, the Company has provided computer network services to over 500 customers ranging in size from single-site organizations to multi-state organizations with over 80 sites. The Company's customers include Catholic Medical Center of Brooklyn and Queens, Inc., New York ("CMC"); Harris Methodist Health, Inc., Arlington, Texas ("Harris Methodist"); Mercy Health Services, Farmington Hills, Michigan ("Mercy"); Atlantic Health System, Morristown, New Jersey; Lutheran Health Systems, Fargo, North Dakota; and St. Mary's Health Network, Reno, Nevada.

RECENT ACQUISITION

    On July 9, 1997, the Company acquired through a pooling-of-interests merger all of the issued and outstanding shares of Integrex Systems Corporation ("Integrex") in exchange for 700,000 shares of Common Stock. Integrex provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions. Integrex specializes in the design and integration of voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission.

INDUSTRY OVERVIEW

    Pressure by employers, health insurers and government payors to control escalating healthcare costs is driving a movement in the healthcare industry towards managed care and new forms of reimbursement for healthcare providers. Payors are also demanding that providers differentiate their services by demonstrating quality of care. These economic and competitive pressures are causing healthcare providers to consolidate and form multi-entity provider organizations such as IDNs. IDNs may consist of hospitals, primary care and multi-specialty physician groups, out-patient care facilities and home healthcare providers, and are designed to serve economically the healthcare needs of a regional population. The consolidation of provider organizations and the formation of IDNs have resulted in changing healthcare information needs as these organizations increasingly require prompt access to consistent and comprehensive patient information at each location where care is provided.

    The existing information systems in many provider organizations were developed to meet the needs of a single facility, such as a hospital or an out-patient surgery center. The consolidation of these facilities and the formation of IDNs create complex organizations with many disparate and specialized information system infrastructures. The Company believes that these infrastructures frequently are inadequate to support the flow and integration of information necessary to efficiently manage a complex provider organization. A typical multi-site IDN, for example, requires a computer network that is capable of supporting multiple applications and processing high volumes of data across geographically remote locations. In addition, the increasing variety of hardware and software applications utilized throughout provider organizations has resulted in connectivity and compatibility problems for many computer networks. These networks must not only meet the heightened information needs of provider organizations, but also have the capability to migrate to emerging technologies.

    As a result of the competitive healthcare environment and the growing complexity of computer network systems, provider organizations have found it increasingly difficult to implement and manage these systems. In addition, the Company believes that the high demand for qualified network engineers and other technical personnel has made it increasingly difficult for provider organizations to recruit and train qualified information technology professionals. Consequently, many provider organizations are looking to third parties for the technological expertise and personnel to meet their information systems requirements. DAOU believes that the ongoing consolidation among healthcare provider organizations and the increasing complexity and rapid evolution of computer network system technologies have created a significant opportunity for companies specializing in providing computer network system solutions to provider organizations.

THE DAOU SOLUTION

    DAOU provides a broad array of services to assist hospitals, IDNs and other provider organizations in designing, implementing, supporting and managing complex computer network systems consistent with their unique and changing information needs. The Company believes that the delivery of a combination of design, implementation and management services better enables the Company's personnel to fully understand the customer's computing and operating environments, install computer networks that meet the customer's specialized requirements, train the customer's users and internal network management staff prior to the full migration to a new computer network system and provide effective, ongoing support and management of the computer network. DAOU has extensive experience resolving the integration, implementation and management issues faced by provider organizations. In addition, the Company has substantial knowledge of numerous software applications developed by healthcare information system and software vendors, as well as extensive expertise in advanced information technologies and computer network systems, including WANs, network/host security, high-performance LANs, Internet/Intranet and asynchronous transfer mode ("ATM") technologies. DAOU uses the products and applications of various hardware and software vendors to integrate the existing computing and communication devices and equipment of legacy systems to create advanced computer network systems. In addition, the Company does not manufacture hardware or develop software, nor does it have exclusive arrangements with any vendors of these products. DAOU believes that this vendor independence enables it to objectively assess its customers' information technology requirements and select the optimal mix of applications and products. The Company believes that its cumulative experience, healthcare focus and technology expertise enable it to deliver advanced computer network systems and services on a timely basis and at fixed prices.

STRATEGY

    The Company's objective is to be a leading provider of advanced computer network systems and network management services to healthcare provider organizations. The principal elements of the Company's strategy are:

    EXPAND AND STRENGTHEN CUSTOMER RELATIONSHIPS. The Company will continue to focus its sales and marketing efforts on major medical centers and hospitals around which IDNs are forming. In addition, the Company plans to focus additional resources on serving the information technology needs of emerging provider organizations, such as physician practice management companies, long-term care providers and rehabilitation service providers. DAOU intends to further develop its regional sales and support structure in order to monitor more closely the needs of existing and prospective customers. For example, the Company recently has placed throughout its regional structure customer-dedicated account managers who are responsible for maintaining customer satisfaction and developing new business opportunities.

    DEVELOP COMPLEMENTARY SERVICES. The Company intends to develop services which complement its existing services and increase its recurring revenue stream. Currently, DAOU is expanding its services in the areas of voice, video and data integration, telemedicine, I/S function outsourcing, Internet/Intranet, cabling, network outsourcing, remote network monitoring and network traffic pattern analysis services. To obtain feedback regarding its present and future services from a customer perspective, the Company has established an advisory board comprised of chief information officers in the healthcare industry.

    PURSUE STRATEGIC ACQUISITIONS. The Company believes that the market for providing computer network systems and network management services to the healthcare industry is fragmented and consists of large, diversified companies as well as many small, niche companies. The Company believes that there is a significant opportunity to consolidate the diverse services of these smaller companies. Consequently, the Company intends to pursue strategic acquisitions in order to broaden its service offerings, geographically expand its operations and increase its customer base and market share.

    MAINTAIN TECHNOLOGY EXPERTISE. The Company believes that demand for complex, emerging technologies will grow as provider organizations seek to employ new applications that combine voice, video and data. The Company intends to remain at the forefront of information technology solutions for provider organizations and to continue developing its expertise in emerging technologies. Specific development efforts include in-house vendor presentations to educate employees on technological advances and new products, in-house testing of new systems, products and applications, attendance at various information technology trade shows and participation in the ATM Forum, an industry council that provides input regarding emerging ATM standards.

    RECRUIT, TRAIN AND RETAIN QUALIFIED PERSONNEL. The Company believes that its competitive position is enhanced by its ability to hire, train and retain qualified technical and management personnel. DAOU believes that a key factor in recruiting and retaining its technical personnel is its ability to provide them with exposure to and training in a variety of leading edge technologies. The Company intends to continue dedicating significant resources to train its technical employees by conducting in-house workshops presented by senior network engineers, inviting vendors to provide on-site presentations and sponsoring employees to attend vendor certification programs.

    HEIGHTEN DAOU'S HEALTHCARE INDUSTRY PRESENCE. The Company intends to leverage its history of successful customer engagements to become a recognized leader in providing information technology solutions to provider organizations. The Company is expanding its marketing program to enhance the market presence and visibility of the Company and its services among potential healthcare customers.

INFORMATION TECHNOLOGY SERVICES

    DAOU designs, implements, supports and manages computer network systems that are capable of providing access to information such as patient records, X-rays and billing information at each site of a provider organization. The Company provides to its customers a broad range of computer network services, which often follow a progression from initial network design through implementation and computer network management. DAOU believes that the delivery of a combination of design, implementation and management services better enables the Company's personnel to fully understand the customer's computing and operating environments, install computer networks that meet the customer's specialized requirements, train the customer's users and internal network management staff prior to the full migration to a new computer network system and provide effective, ongoing support and management of the computer network. The Company uses the products and applications of various hardware and software vendors to integrate the existing computing and communication devices and equipment of legacy systems to create advanced computer network systems. The Company focuses on the specialized requirements of each customer project and utilizes formal planning, monitoring and communication systems and methodologies to ensure proper project completion and customer satisfaction.

NETWORK SERVICES

    DAOU provides network services ranging from network design to large-scale network implementation. The Company generally provides network design services prior to the delivery of its other network or management services in order to determine the proper scope and delivery of these other services. DAOU generally contracts with its customers on a fixed-price basis for defined services delivered in accordance with scheduled milestones. The typical sales cycle for these services begins with an engagement for network design followed by the installation of enterprise-wide computer network systems.

    NETWORK DESIGN. DAOU's network design services include a review and audit of a customer's existing information technology infrastructure and an assessment of the functional requirements of its computer network system. The Company conducts detailed site visits and interviews key customer personnel in order to identify the specific technologies to be used. The Company then determines how new technologies will integrate into the customer's existing hardware and software and how the entire computer network system will be managed on an ongoing basis. Following its review, the Company prepares technical design documentation and diagrams of the physical, logical, operational and communication infrastructures. The Company also prepares voice, video and data network specifications, as appropriate, and details the implementation steps necessary to meet the customer's specific computer network requirements. As part of this process, the Company designs integration strategies for designated applications, fault-tolerant strategies to help ensure reliable network operation and migration strategies for customer utilization of emerging technologies. The Company also develops detailed recommendations for computer network systems, including the selection of appropriate network products and the design of multi-vendor integration plans. The typical engagement period for network design services is three to five months.

    NETWORK IMPLEMENTATION. The Company's network implementation services involve the purchase, delivery, testing and installation of enterprise-wide computer network systems. Networks installed by the Company provide a variety of features and services, including switch/bridge/router configuration, PC-to-host emulation, legacy network integration, gateway installation, universal workstation design and installation, remote-site connectivity solutions, dial-up remote access solutions, document management, imaging installations, video conferencing, telecommunications and telemedicine installations. For each implementation project, the Company assigns a project management team typically consisting of a project manager, an account manager, a senior engineer and other technical personnel, as well as subcontractors and third-party vendors if required. Each project management team is carefully selected for its technical expertise in specific areas to meet the requirements of a particular project. The project team is responsible for creating an installation schedule, ensuring compliance with established milestones, providing on-site coordination of the activities of DAOU's personnel, subcontractors and third-party vendors, testing network performance, including stress and data traffic diagnostics, and providing regular progress reports to the project manager.

    The Company installs a computer network by first conducting a detailed review of the network design to determine the connectivity and product requirements. DAOU typically purchases the various network components which have been specified. After delivery to its facilities, the Company connects these components prior to installation at the customer's site and then conducts various tests of the computer network system, simulating the customer's actual computing environment in accordance with the customer's software specifications. The Company also tests the network's configuration, connectivity and compatibility and analyzes the load and data throughput capacity of the network. This testing process reduces downtime risk and helps ensure that the network installation will occur with minimal disruption to the customer's ongoing business operations.

    The Company manages the installation of the computer network equipment, as well as software and cabling, using its own personnel or selected subcontractors. Throughout the installation process, the Company's personnel monitor the project's progress to ensure compliance with all network specifications. Upon completion of the equipment installation, the Company conducts additional connectivity testing and diagnostics. The engagement period for these services generally ranges from three to six months, but varies depending on the size and complexity of the implementation project.

MANAGEMENT SERVICES

    As computer network systems become more complex, provider organizations are experiencing difficulties in hiring, training and retaining information technology professionals who can maintain the performance and functionality of their computer network systems. Accordingly, provider organizations have begun to outsource certain maintenance and management functions of their information systems departments. DAOU provides support and management services that are designed to maintain the effective performance of a customer's computer network system, as well as I/S function outsourcing services, such as desktop outsourcing, that are designed to manage a customer's information services functions. The Company generally provides these services in multi-year engagements on a fixed-price basis.

    NETWORK SUPPORT. The Company provides a 24-hour technical support hotline available seven days a week, as well as other network support resources such as on-site seminars, on-line support and continuous network monitoring in order to monitor remotely the performance of computer network systems on an ongoing basis and detect and report network problems. DAOU also informs its customers of new technological advances and network solutions that may help increase the utility and functionality of their computer network systems. The initial engagement period for the Company's existing support services typically is for one year, subject to annual renewal.

    ENTERPRISE NETWORK MANAGEMENT. The Company provides a range of enterprise network management services to manage and support a customer's computer network system. The Company uses its technical expertise and staffing experience to package, price and deliver combinations of these services at collective rates which are frequently lower than if provided in-house by the customer. The customer benefits from the Company's experience in providing enterprise network management services in a broad range of operating environments, including client/server networks supporting both Internet and workgroup protocols intermingled with legacy networks. The engagement period for these services typically ranges from one to five years. The Company's enterprise network management services include combinations of the following services, which are selected by the customer to meet its specific needs:

    - DAOU EMPLOYEES ON-SITE. DAOU works with a customer to assess the appropriate staffing needs to maintain and support its computer network system. The Company places its employees on-site on a full-time basis to provide network support services and ongoing training of the customer's internal staff. This service allows the customer to benefit continuously from DAOU's technical expertise and to reduce its hiring and training of internal network management personnel.

    - CONTINUOUS NETWORK PLANNING. DAOU's design personnel evaluate a customer's computer network system and provide recommendations for new network capabilities and capacity on an ongoing basis consistent with the evolving needs and strategy of the customer. In addition, DAOU evaluates hardware and software options, interprets research and development results, updates existing network designs and researches specific products and technologies of interest to customers. The Company provides these services subject to predetermined schedules.

    - "BURST MODE" IMPLEMENTATION. DAOU provides additional technical personnel during periods of peak network requirements to accommodate and assist in network upgrade implementation or to accommodate the anticipated or unanticipated need for additional technical staff. This service enables the customer to preplan changes in its computer network without the problems associated with recruiting and training temporary staff or hiring excess permanent technical personnel.

    - NETWORK SUPPORT. Depending on the specific needs of each customer, the Company also provides network support services as part of its combination of enterprise network management services.

    I/S FUNCTION OUTSOURCING. The Company provides I/S function outsourcing services for provider organizations that elect to outsource all or a portion of their information systems functions. I/S function outsourcing services involve long-term engagements with customers whereby the Company may staff portions of its customers' information systems department and is responsible for the management and support of those functions. DAOU provides its I/S function outsourcing services in accordance with pre-determined, detailed schedules and plans established with the customer. In June 1997, the Company entered into a five-year contract to provide computer desktop support services to Harris Methodist, pursuant to which the Company is responsible for managing all of the repairs, installations, cabling and special projects for Harris Methodist's approximately 5,000 personal computers. Candler, a large I/S outsourcing customer of the Company, recently terminated its contract with the Company effective November 30, 1997, which termination was influenced by Candler's consolidation with another healthcare enterprise. Pursuant to the terms of such contract, Candler is obligated to pay to the Company a termination fee in the amount of $600,000. See "Risk Factors--Contract Cancellation Rights; Absence of Long-Term Agreements."

OTHER SERVICES

    The Company is expanding its current services and developing new services that will assist provider organizations with the management and support of their computer network systems. DAOU is expanding its current services in the areas of voice, video and data integration, telemedicine, I/S function outsourcing, Internet/Intranet, cabling network outsourcing (whereby the Company outsources hardware as well as personnel), remote network monitoring and network traffic pattern analysis. The Company intends to expand or develop these services either internally or through acquisitions.

DAOU ADVISORY BOARD

    In 1994, the Company established its Advisory Board (the "Advisory Board"), a non-governing body currently comprised of 13 chief information officers ("CIOs") of various provider organizations. The Advisory Board meets as a group annually and the members confer separately with the Company periodically to provide advice on issues and trends in the healthcare industry and emerging technologies, as well as to provide strategic direction and feedback regarding the Company's present and future services. Members of the Advisory Board are reimbursed for travel, lodging and meal expenses incurred in connection with attendance at the Advisory Board's sessions and may also receive options to purchase shares of the Company's Common Stock. Larry Grandia, the CIO of Intermountain Health Care Inc., serves as the Chairman of the Advisory Board.

RECRUITING AND TRAINING OF TECHNICAL EMPLOYEES

    The Company dedicates significant time and resources to recruit, train and retain qualified technical personnel. The technical staff of the Company consists of senior network engineers, network engineers and network systems technicians. The Company hires many of its technical staff as entry-level network systems technicians and provides these individuals with the necessary training and experience to become network engineers who are responsible for network configuration, testing, burn-in analysis, installation and documentation. Further training and experience is provided to enable these engineers to become senior network engineers who are responsible for project and resource management. The Company's technical staff undergoes extensive training and maintains certifications from leading network technology vendors such as Cisco Systems, Inc., Bay Networks, Inc., Microsoft Corporation and 3Com Corporation. In addition, the Company is a member of leading technological forums and organizations, including the ATM Forum, the CHIM Telecommunications Committee, the HL7 Committee and the BICSI Organization.

    The Company believes that its future success will depend in large part on its ability to hire, train and retain qualified network engineers who together have expertise in a wide array of network and computer systems and a broad understanding of the provider organizations that the Company serves. Competition for qualified network engineers is intense and is expected to increase. In particular, competition is intense for the limited number of qualified senior network engineers. Consequently, there can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company is currently experiencing low rates of turnover, there can be no assurance that these rates of turnover will not increase in the future. Any inability of the Company to hire, train and retain a sufficient number of qualified network engineers could impair the

Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

    Each technical employee is required to enter into a confidentiality agreement with the Company designed to protect the Company's trade secrets and other confidential information during and subsequent to employment with the Company. Any significant loss of employees to a competitor could have a material adverse effect on the Company's business, financial condition and results of operations.

SALES AND MARKETING

    The Company's sales and support operations are divided into five regional organizations located in the west, midwest, east, southeast and southwest regions of the United States. A vice president heads each regional organization and oversees the management of existing customers by the account managers and the development of new customers by the account executives. In particular, account managers are responsible for maintaining customer satisfaction and developing new business opportunities as customer needs for computer network services evolve or increase.

    The Company seeks to establish long-term relationships with its customers by providing high levels of service and by becoming an integral part of their computer network systems operations. The Company focuses its sales and marketing efforts on the CIOs and other technology decision makers of IDNs, hospitals and other provider organizations. The Company relies upon its reputation in the marketplace, the personal contacts and networking of its professionals and the various programs of its marketing department to develop new business opportunities. The Company also receives sales leads directly from consultants, VARs and product and service vendors.

    The principal objectives of the Company's marketing department are to increase the Company's market presence, provide strategic direction and generate sales leads. As a supplement to the direct selling efforts of the Company, the marketing department has developed various programs that include advertising campaigns, trade show participation, direct mail campaigns, public relations programs, marketing research and communications and the development of sales presentation materials. The Company's marketing efforts are enhanced by speaking engagements and the publication of technical articles and reports directed to the healthcare information technology industry. The Company's marketing department is also responsible for the continued development of the Company's presence on the Internet as a new marketing channel.

    The Company has recently entered into marketing agreements with LAN Vision Systems, Inc., IDX Systems Corporation and Health Systems Technologies whereby these companies market the Company's services to their respective customer bases. The Company has also entered into a marketing alliance with VHA, Inc. ("VHA"), whereby, as one of VHA's preferred information system integration vendors, the Company offers computer network design, implementation and support services to VHA members. The Company intends to pursue additional marketing agreements, joint ventures and alliances as part of its marketing plan.

COMPETITION

    The healthcare network services industry is comprised of a large number of participants and is subject to rapid change and intense competition. The Company's competitors include system integrators, VARs, consulting companies, local and regional network services firms, telecommunications providers and network equipment, computer systems and healthcare software vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition than does the Company. In particular, the Company competes with (i) large information technology companies such as Hewlett-Packard, EDS and Integrated Systems Solutions Corporation, a subsidiary of IBM; (ii) healthcare information technology companies such as HBO & Company; and (iii) smaller regional network systems firms. In addition, the Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Other healthcare information technology companies not presently offering or emphasizing network systems services and large network services companies not currently focusing on healthcare may enter the Company's markets.

Increased competition could result in price reductions, fewer customer projects, under-utilization of employees, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, most of the Company's customers have internal network support and service capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers. As a result, the decision by the Company's customers or potential customers to perform network services internally could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company believes that the principal competitive factors in the markets in which it competes include: reputation, healthcare industry expertise, network performance and reliability, timely delivery of services, quality of service, responsiveness to customers, product knowledge and technological expertise, marketing, customer relationships and price. The Company believes that it is competitive with respect to the above mentioned factors.

CUSTOMERS

    Since 1987, DAOU has provided computer network services to over 500 customers ranging in size from single-site organizations to multi-state organizations with over 80 sites. The Company's customers include CMC, New York, New York; Harris Methodist, Arlington, Texas; Mercy, Farmington Hills, Michigan; Atlantic, Morristown, New Jersey; Lutheran Health Systems, Fargo, North Dakota; and St. Mary's Health Network, Reno, Nevada. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a relatively limited number of large customer contracts. During the six months ended June 30, 1997, the Company's five largest customers accounted for approximately 51% of total revenues, with Candler, Mercy and CMC accounting for approximately 15%, 11% and 10% of total revenues, respectively. For the year ended December 31, 1996, CMC, Mercy and Candler accounted for approximately 17%, 14% and 12% of total revenues, respectively. For the year ended December 31, 1995, Mercy and Candler accounted for approximately 41% and 9% of total revenues, respectively. No other customer accounted for more than 10% of the Company's revenues during such periods.

EMPLOYEES

    As of July 31, 1997, the Company employed 234 persons. Of these employees, 173 were involved in providing computer network services, 30 in sales and marketing and 31 in general administration, finance and clerical. The Company's employees are not represented by a labor union and the Company's management believes that its relationship with its employees is good.

FACILITIES

    The Company leases approximately 32,000 square feet of office space in San Diego, California for its principal administrative, support and training facilities. This lease expires in September 1998. The Company also leases 10,000 of square feet in Alexandria, Virginia which expires in April 1998 and 1,400 square feet in Des Moines, Iowa which expires in February 1999. In addition, the Company has executive offices in Chicago, Atlanta and Philadelphia to provide regional sales and support activities to its customers and plans to establish executive offices in Dallas and Los Angeles during the second half of 1997. The Company continually evaluates the adequacy of its existing facilities and believes that its current and planned facilities will be adequate for the next twelve months.

LEGAL PROCEEDINGS

    Gary Colvin, an ex-employee of the Company, filed a lawsuit on February 25, 1997 against the Company and certain of its officers and directors in the U.S. District Court of the Southern District of California (Gary L. Colvin v. DAOU Systems, et al.). In the complaint, the ex-employee alleges various claims related to his former employment with the Company, including, among other claims, wrongful termination, breach of contract, certain civil rights violations and claims of unpaid minimum wages and unpaid overtime, and seeks damages in the aggregate amount of approximately $30 million. The Company believes that the lawsuit is without merit and intends to defend the lawsuit vigorously.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

NAME                                    AGE      POSITION
----------------------------------      ---      --------------------------------------------------
Georges J. Daou...................          36   Chairman of the Board and Chief Executive Officer

Daniel J. Daou....................          32   President and Director

Robert J. McNeill.................          58   Executive Vice President and Chief Operating
                                                 Officer

Fred C. McGee.....................          50   Senior Vice President, Chief Financial Officer and
                                                   Secretary

Dan L. Porter.....................          58   Senior Vice President, Human Resources

David W. Jahns (1)(2).............          31   Director

Bernard F. McDonagh (1)(2)........          53   Director

John H. Moragne (1)(2)............          40   Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    MR. GEORGES DAOU, a founder of the Company, has served as Chairman of the Board and Chief Executive Officer since the Company's inception in 1987. Mr. Daou sits on the boards of various healthcare and community organizations, including the College of Healthcare Management Executives and the Healthcare Information Managers Association. He holds a B.S. in Electrical Engineering and an M.S. in Information and Communication Theory from the University of California, San Diego.

    MR. DANIEL DAOU, a founder of the Company, has served as President since December 1994 and as a director since the Company's inception in 1987. From November 1992 to December 1994, he was the President of Complex Network Solutions, Inc., an engineering services company. From July 1987 to November 1992, he served as Vice President of the Company. Mr. Daou sits on the board of a private software company. He holds a B.S. in Computer Engineering from the University of California, San Diego.

    MR. MCNEILL joined the Company as Executive Vice President and Chief Operating Officer in November 1996. From September 1981 through November 1996, he served in various executive capacities with Shared Medical Systems Corporation ("SMS"), a healthcare information services company. In his most recent position with SMS as Senior Vice President of Marketing, Mr. McNeill was responsible for marketing and professional services and managed several business units, including networking and imaging systems integration. He holds a B.S. in Accounting from St. Joseph's University.

    MR. MCGEE joined the Company as Senior Vice President and Chief Financial Officer in August 1996. From October 1988 through July 1996, Mr. McGee was Vice President of Finance and Chief Financial Officer of Infrasonics, Inc., a publicly-traded manufacturer of medical devices used in respiratory care. Prior thereto, Mr. McGee held various financial and management positions with Sears Roebuck & Co. and other retail, wholesale and manufacturing companies. He holds a B.S. in Finance from San Diego State University.

    MR. PORTER has served as Senior Vice President, Human Resources, of the Company since June 1994. From October 1993 to June 1994, he was the Director, Human Resources, of the San Diego Convention Center. From October 1979 to October 1993, Mr. Porter was the Corporate Vice President, Human Resources, of Scripps Memorial Hospitals, where he was responsible for all human resources activities at five acute-care facilities, two extended-care facilities and all affiliated businesses. He holds a B.A. in Psychology from the University of Tulsa.

    MR. JAHNS has been a director of the Company since October 1995. Mr. Jahns joined Galen Associates, a venture capital investment firm, in January 1993, and has served as Vice President since January 1994. Prior thereto, he earned an M.B.A. from the J.L. Kellogg Graduate School of Business. Mr. Jahns currently serves on the board of directors of various private healthcare services and technology companies. He holds a B.A. in Political Science and Economics from Colgate University.

    MR. MCDONAGH has been a director of the Company since March 1996. Since February 1995, he has been Vice President, Investor Relations and Business Research, for United Healthcare Corporation, a managed care services provider, where he is responsible for the venture investments of that company. From August 1989 to February 1995, Mr. McDonagh was a Senior Healthcare Services Analyst and managing director for Piper Jaffray, Inc., an investment banking firm. He holds a B.A. from Manhattan College, a Ph.D. in Statistics from The Catholic University of America and an M.B.A. from the University of Minnesota.

    MR. MORAGNE has been a director of the Company since October 1995. Mr. Moragne has been a managing director of Trident Capital, Inc., a private investment firm, since May 1993 and a member of Trident Capital Management, LLC, an affiliated entity, since October 1995. From August 1989 to May 1993, Mr. Moragne was a principal of Bain Capital, a private investment firm, as well as a principal of Information Partners, a private equity firm associated with Dun & Bradstreet Enterprises and Bain Capital. He currently serves on the board of directors of various private information technology companies. He holds a B.A. from Dartmouth College, an M.S. from the Stanford Graduate School of Applied Engineering and an M.B.A. from the Stanford Graduate School of Business.

    The Company's Bylaws provide for a range of one to 11 directors, with the current authorized number set at five. The Board of Directors will be classified into three classes at the Company's annual meeting of stockholders in 1998, with each class consisting of approximately the same number of directors, who will serve for a one, two or three-year period or until their successors are duly elected and qualified. At each annual meeting of stockholders thereafter, the successors to the class of directors whose term then expires will be elected to hold office for a term expiring at the annual meeting of stockholders held subsequently in three years. The Board of Directors has a Compensation Committee and an Audit Committee, each composed of Messrs. Jahns, McDonagh and Moragne. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1996 Stock Option Plan. The Audit Committee aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to the stockholders and, if appropriate, initiates inquiries into aspects of the Company's financial affairs. Officers are elected by and serve at the discretion of the Board of Directors. Georges Daou and Daniel Daou are brothers, and Joseph Daou, a former officer and director of the Company, is their father.

EXECUTIVE COMPENSATION

    The following table sets forth certain information for the year ended December 31, 1996, regarding the compensation of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose salary and bonus for such year were in excess of $100,000 on an annualized basis (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                     ANNUAL
                                                                                  COMPENSATION
                                                                             ----------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                                                    SALARY      BONUS     COMPENSATION
---------------------------------------------------------------------------  ----------  ----------  -------------
Georges Daou
  Chairman of the Board and
  Chief Executive Officer..................................................  $  201,923  $   35,409   $     4,774(1)
Daniel Daou
  President................................................................     201,923      41,129         8,244(2)
Joseph Daou
  Former Treasurer.........................................................     105,769          --         6,264(3)
Robert J. McNeill
  Executive Vice President and
  Chief Operating Officer..................................................      16,827(4)         --      105,000(5)
Fred C. McGee
  Senior Vice President,
  Chief Financial Officer and Secretary....................................      44,269(6)         --           --

------------------------

(1) Includes $3,056 of automobile expenses and $1,718 of health insurance benefits.

(2) Includes $2,480 of automobile expenses, $3,536 of health insurance benefits and $2,228 of contributions made by the Company under its 401(k) plan.

(3) Includes $2,728 of automobile expenses and $3,536 of health insurance benefits.

(4) The Company hired Mr. McNeill in November 1996 at an annual salary of $175,000.

(5) Reflects a one-time signing bonus. See "--Employment Agreement."

(6) The Company hired Mr. McGee in August 1996 at an annual salary of $130,000.

    OPTION GRANTS. The following table sets forth certain information for the year ended December 31, 1996, with respect to grants of stock options to the Named Executive Officers. The Company has not granted any stock appreciation rights to the Named Executive Officers.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                              ------------------------------------------------------------------------    VALUE AT ASSUMED
                               NUMBER OF      PERCENT OF                                                  ANNUAL RATES OF
                              SECURITIES    TOTAL OPTIONS                                                   STOCK PRICE
                              UNDERLYING      GRANTED TO                    FAIR MARKET                   APPRECIATION FOR
                                OPTIONS      EMPLOYEES IN     EXERCISE       VALUE ON                      OPTION TERM(2)
                                GRANTED      FISCAL YEAR        PRICE      DATE OF GRANT   EXPIRATION   --------------------
NAME                              (#)            1996         ($/SH)(1)       ($/SH)          DATE        0%($)      5%($)
----------------------------  -----------  ----------------  -----------  ---------------  -----------  ---------  ---------
Robert J. McNeill (3).......     140,300           14.9%          $4.28      $   10.69       11/10/06   $ 899,323  $1,842,139
Fred C. McGee (4)...........      63,135            6.7%           4.28           4.28       01/01/06      --        169,833


NAME                           10%($)
----------------------------  ---------
Robert J. McNeill (3).......  $3,290,035
Fred C. McGee (4)...........    430,581

------------------------

(1) The exercise price is to be paid in cash, by surrendering shares of Common Stock held by optionee for more than 12 months, or in any combination of such consideration or such other consideration and method of payment permitted under applicable law.

(2) The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 0%, 5% or 10% levels or at any other defined level.

(3) In November 1996, the Company granted to Mr. McNeill an option to purchase 140,300 shares of Common Stock at an exercise price of $4.28 per share. This option vests over five years on each anniversary of November 1, 1996. The Company has agreed to pay to Mr. McNeill a cash bonus in the amount of the difference, if any, between (i) the net value of the options at the end of the third anniversary of their date of issuance and (ii) $1,550,000. See "--Employment Agreement."

(4) In August 1996, the Company granted to Mr. McGee an option to purchase 63,135 shares of Common Stock at an exercise price of $4.28 per share under the Company's 1996 Stock Option Plan. This option vests over five years on each anniversary of January 2, 1996.

    The following table sets forth information for the Named Executive Officers regarding the value of unexercised options held as of December 31, 1996. No options were exercised by the Named Executive Officers during the year ended December 31, 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY
                                                                      AT                        OPTIONS AT
                                                             DECEMBER 31, 1996(#)        DECEMBER 31, 1996($)(1)
NAME                                                      (EXERCISABLE/UNEXERCISABLE)    (EXERCISABLE/UNEXERCISABLE)
------------------------------------------------------  -------------------------------  ------------------------
Robert J. McNeill (2).................................              --/140,300             $   --/$899,323
Fred C. McGee.........................................              --/ 63,135(3)              --/ 404,695

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 23, 1996 ($10.69 per share as determined by the Board of Directors) and the exercise price of the option.

(2) The Company has agreed to pay to Mr. McNeill a cash bonus in the amount of the difference, if any, between (i) the net value of the options at the end of the third anniversary of their date of issuance and (ii) $1,550,000. See "--Employment Agreement."

(3) Includes options to purchase 12,627 shares which vested on January 2, 1997.

EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement effective as of November 11, 1996 with Robert McNeill, its Executive Vice President and Chief Operating Officer. The agreement provides for (i) a base salary of $175,000 per year, (ii) a one-time signing bonus not to exceed $105,000 and (iii) up to $120,000 in annual bonus compensation, subject to achievement by the Company of specified performance goals. In addition, the Company granted to Mr. McNeill non-qualified stock options to purchase 140,300 shares of Common Stock at an exercise price of $4.28 per share, and has agreed to pay to Mr. McNeill a cash bonus in the amount of the difference, if any, between (i) the net value of the options at the end of the third anniversary of their date of issuance and (ii) $1,550,000. The agreement also contains provisions designed to ensure that the after-tax effect of the options issued to Mr. McNeill will be equivalent to the result that would pertain had they been issued as incentive stock options ("ISOs") rather than non-qualified stock options. To accomplish this, the agreement provides that (i) the Company loan to Mr. McNeill on an interest free basis an amount of money equal to the tax liability that he incurs upon exercise of the options in excess of the amount that would have been incurred had the options been originally issued as ISOs, and (ii) the aforementioned loan will become due and payable at the earlier of (a) the time of sale or disposition of the shares subject to the options, (b) the termination date of Mr. McNeill's employment with the Company or (c) January 17, 2002. The loan amount subject to repayment will be reduced by the amount, if any, by which the cumulative tax liability on exercise of the options and on disposition of the underlying shares by Mr. McNeill exceeds the tax that would have been incurred had the options originally been issued as ISOs. In the event that Mr. McNeill is terminated without cause, he will be entitled to severance payments in an aggregate amount not to exceed 18 months of compensation. See "Certain Transactions."

DIRECTOR COMPENSATION

    Directors of the Company do not receive cash for services that they provide as directors or as committee members. The Company has granted to each non-employee director an option to purchase 21,045 shares of Common Stock at an exercise price of $4.28 per share. These options vest over three years. The Company anticipates that it will compensate its independent directors in the future. See "Management--1996 Stock Option Plan" and "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1996, the Compensation Committee of the Board of Directors consisted of Messrs. Daniel Daou and Moragne and currently consists of Messrs. Jahns, McDonagh and Moragne. Upon the completion of this offering, entities affiliated with Messrs. Jahns, McDonagh and Moragne will own 787,975, 155,596 and 552,083 shares of Common Stock, respectively. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

1996 STOCK OPTION PLAN

    The Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. A total of 1,367,925 shares of Common Stock have been reserved for issuance under the 1996 Stock Option Plan, under which options to purchase 1,169,157 shares of Common Stock have been granted as of June 30, 1997. Options granted under the 1996 Stock Option Plan typically vest over five years. The Compensation Committee of the Board of Directors administers the 1996 Stock Option Plan and determines the exercise price of options granted thereunder. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in such consideration as determined by the Board of Directors. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the term of the option is limited to five years or less. The term for all other options may not exceed ten years.

    The Board of Directors may amend or modify the 1996 Stock Option Plan at any time without the consent of the optionees, so long as such action does not adversely affect their outstanding options. The 1996 Stock

Option Plan will terminate in 2006, unless terminated earlier by the Board of Directors. Each outstanding option provides that, in the event of a "change in control," including the dissolution or liquidation of the Company or a merger of the Company with or into another corporation, each optionee will be entitled to exercise up to 70% of the shares of Common Stock underlying his unvested options immediately prior to the consummation of such "change in control" event.

SECTION 401(K) PLAN

    In August 1994, the Company adopted a 401(k) Salary Savings Plan (the "401(k) Plan") covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1996) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan.

    In October 1994, Integrex adopted a retirement benefit plan effective January 1, 1995. The plan is intended to qualify under Internal Revenue Code
Section 401(a) and provides for employee salary deferrals under Internal Revenue Code Section 401(k), company matching payments and company profit sharing payments.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    The Company has adopted provisions in its Certificate of Incorporation that limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including expenses incurred in connection with any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The Company's indemnification provisions set forth in its Certificate of Incorporation, Bylaws and agreements with directors and executive officers provide for broad indemnification under Delaware law with no express exclusion for liabilities arising under or in connection with the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is one lawsuit involving certain of the Company's officers and directors in which indemnification may be required. See "Business--Legal Proceedings."

                              CERTAIN TRANSACTIONS

    In October 1995, the Company issued and sold an aggregate of 1,603,430 shares of Preferred Stock at a purchase price of $4.99 per share, each of which converted into one share of Common Stock in February 1997 upon effectiveness of the Company's initial public offering. In connection with the Company's sale of Preferred Stock, Georges Daou, Daniel Daou and Joseph Daou sold an aggregate of 818,416 shares of Common Stock to the same investors at $4.28 per share. The purchasers of such shares of Common Stock and Preferred Stock included, among others, the following entities affiliated with directors of the Company:

                                                                                                      SHARES OF
                                                                                      SHARES OF       PREFERRED
                                       NAME                                          COMMON STOCK       STOCK
----------------------------------------------------------------------------------  --------------  --------------
ENTITIES AFFILIATED WITH DIRECTORS
  Galen Partners II, L.P. (1).....................................................       256,251         502,041
  Galen Partners International II, L.P. (1).......................................        98,043         192,086
  Galen Employee Fund, L.P. (1)...................................................         1,539           3,015
  Information Associates, L.P. (2)................................................       242,321         474,751
  Information Associates, C.V. (2)................................................         6,762          13,249
  HLM Partners VII, L.P. (3)......................................................        71,167         139,429

------------------------

(1) David Jahns, a director of the Company, is a Vice President of Galen Associates, which is affiliated with Galen Partners II, L.P., Galen Partners International II, L.P. and Galen Employee Fund, L.P. Mr. Jahns disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest in the shares of Galen Employee Fund, L.P. arising from his limited partnership interest in such fund. In addition, the Company has granted to Mr. Jahns options to purchase 21,045 shares of Common Stock at a price of $4.28 per share.

(2) John Moragne, a director of the Company, is a member of Trident Capital Management, LLC, the general partner of Information Associates, L.P. and Information Associates, C.V. Mr. Moragne disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest in such shares arising from his interest in Trident Capital Management, LLC. In addition, the Company has granted to Mr. Moragne options to purchase 21,045 shares of Common Stock at a price of $4.28 per share.

(3) Bernard McDonagh, a director of the Company, is the Vice President, Investor Relations and Business Research at United Healthcare Corporation, which is affiliated with HLM Partners VII, L.P. Mr. McDonagh disclaims beneficial ownership of the shares held by this entity. In addition, the Company has granted to Mr. McDonagh options to purchase 21,045 shares of Common Stock at a price of $4.28 per share.

    The Company has an employment agreement with Robert McNeill, its Executive Vice President and Chief Operating Officer. See "Management--Employment Agreement."

    Complex Network Solutions, Inc. ("CNS"), a company founded in October 1992 by Georges Daou, Daniel Daou and Joseph Daou and of which Daniel Daou served as President, provided certain engineering services to the Company from October 1992 to December 1994. The Company paid an aggregate of approximately $1.6 million for these services in 1994, but does not intend to enter into any future business arrangements with CNS.

    The Company has from time to time granted options and other compensation to its directors and executive officers. See "Management--Executive Compensation," "--Director Compensation," "--1996 Stock Option Plan" and "Principal and Selling Stockholders."

    The Company loaned to Georges Daou, Daniel Daou and Joseph Daou certain amounts for personal use. As of December 31, 1996, the balances of these loans to Messrs. Georges Daou, Daniel Daou and Joseph Daou were $79,709, $77,374 and $70,797, respectively. These loans are unsecured, accrue interest at the rate of 6% per annum and will be repaid after the completion of this offering.

    All future transaction, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of July 31, 1997, and as adjusted to reflect the sale of shares by the Company and the Selling Stockholders for (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and (v) each of the Selling Stockholders. Unless otherwise indicated in the footnotes to the table set forth below, each person or entity named below has an address in care of the Company's principal executive offices.

                                                               SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                      OWNED                                OWNED
                                                               BEFORE THE OFFERING      SHARES       AFTER THE OFFERING
                                                             ------------------------    BEING    ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       NUMBER      PERCENT      OFFERED     NUMBER      PERCENT
-----------------------------------------------------------  ----------  ------------  ---------  ----------  ------------
Georges J. Daou (2)........................................   1,948,473        17.7%     300,000   1,648,473        14.4%
  Chairman of the Board and
  Chief Executive Officer
Daniel J. Daou (3).........................................   1,932,363        17.6      300,000   1,632,363        14.2
  President and Director
Joseph H. Daou (4).........................................   1,617,328        14.7      300,000   1,317,328        11.5
  Former Treasurer and Former Director
Entities Affiliated with Galen Associates (5)..............   1,059,990         9.6      265,000     794,990         6.9
  610 Fifth Avenue, Fifth Floor
  Rockefeller Center
  New York, New York 10020
Entities Affiliated with Trident Capital (6)...............     744,098         6.8      185,000     559,098         4.9
  2480 Sand Hill Road, Suite 100
  Menlo Park, California 94025
HLM Partners VII, L.P. (7).................................     217,611         2.0       55,000     162,611         1.4
  222 Berkeley Street
  Boston, Massachusetts 02116
The Eparchy of Our Lady of Lebanon of Los Angeles, on
  behalf of St. John Maron Mission.........................      50,000       *           50,000      --           *
  1546 E. La Palma Avenue
  Anaheim, California 92805
The Eparchy of Our Lady of Lebanon of Los Angeles, on
  behalf of St. Ephrem Maronite Mission....................      45,000       *           45,000      --           *
  6310 Rancho Mission Road #157
  San Diego, California 92108
All directors and executive officers as a group
  (8 persons) (8)..........................................   3,925,732        35.6%     600,000   3,325,732        28.8%

------------------------
*   Less than 1%.

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of July 31, 1997 are deemed outstanding for computing the percentage of the person or entity holding such options but are not deemed outstanding for computing the percentage of any other person.

(2) These shares are owned by the Georges J. Daou Trust dated May 2, 1996, of which George J. Daou is trustee.

(3) These shares are owned by the Daniel and Robin Daou Family Trust dated May 29, 1996, of which Daniel J. Daou and Robin Lyn Daou are trustees.

(4) These shares are owned by the Joseph and Marie Daou Family Trust dated March 11, 1996, of which Joseph H. Daou and Marie J. Daou are trustees.

(5) Of the total shares indicated as beneficially owned, Galen Partners II, L.P. owned 758,292 shares (6.9% of total shares) before this offering and will own 567,454 shares (4.9% of total shares) after this offering. Galen Partners International II, L.P. owned 290,129 shares (2.6% of total shares) before this offering and will own 217,113 shares (1.9% of total shares) after this offering. Galen Employee Fund, L.P. owned 4,554 shares (less than one percent of total shares) before this offering and will own 3,408 shares (less than one percent of total shares) after this offering. The general partner of Galen Partners II, L.P., a Delaware limited partnership, and Galen Partners International II, L.P., a Delaware limited partnership, is GWW Partners, L.P., a Delaware limited partnership, the general partners of which are William R. Grant, L. John Wilkerson, Bruce F. Wesson and Rebound Two (Delaware), L.L.C., a Delaware limited liability company. Mr. Wesson is also the general partner of Galen Employee Fund, L.P., a Delaware limited partnership. The total share amounts for the "Entities Affiliated with Galen Associates" set forth in the above table include 7,015 shares issuable under stock options held by David Jahns, a director of the Company, which are exercisable within 60 days of July 31, 1997. Mr. Jahns is a Vice President of Galen Associates, the investment manager of these entities, and a limited partner of Galen Employee Fund, L.P. Mr. Jahns disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest in the shares of Galen Employee Fund, L.P. arising from his interest in such entity.

(6) Of the total shares indicated as beneficially owned, Information Associates, L.P. owned 717,072 shares (6.5% of total shares) before this offering and will own 537,095 shares (4.7% ot total shares) after this offering. Information Associates, C.V. owned 20,011 shares (less than one percent of total shares) before this offering and will own 14,988 shares (less than one percent of total shares) after this offering. Information Associates, L.P. is a Delaware limited partnership and Information Associates, C.V. is a Netherlands Antilles limited partnership. The general partner of each of these entities is Trident Capital Management, L.L.C., a Delaware limited liability company ("Trident Capital"), the members of which include Donald
    R. Dixon, Stephen M. Hall, Robert C. McCormack, Rockwell A. Schnabel and John Moragne, a director of the Company. The total share amounts for the "Entities Affiliated with Trident Capital" set forth in the above table include 7,015 shares issuable under stock options held by Mr. Moragne which are exercisable within 60 days of July 31, 1997. Mr. Moragne disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest in such shares arising from his interest in Trident Capital.

(7) Includes 7,015 shares issuable under stock options granted to Bernard McDonagh, a director of the Company, which are exercisable within 60 days of July 31, 1997. HLM Partners VII, L.P. is a Delaware limited partnership and its general partner is HLM Associates VII, L.P., a Delaware limited partnership. The general partners of HLM Associates VII, L.P. are Peter Grua, James Mahoney, Frances Hawk, Judith Lawrie and A.R. Haberkorn, III.

(8) Includes 44,896 shares issuable under stock options held by directors and executive officers exercisable within 60 days of July 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Company's Certificate of Incorporation and by applicable law.

COMMON STOCK

    At July 31, 1997, there were 10,987,320 shares of Common Stock outstanding, which were held of record by 48 stockholders. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities. Holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon the completion of this offering will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    Upon the completion of this offering, the Company will have two warrants outstanding, exercisable into a total of 133,285 shares of Common Stock at an exercise price of $4.99 per share. The warrants expire on October 26, 2000.

REGISTRATION RIGHTS

    After the completion of this offering, the beneficial owners of approximately 1.9 million shares of Common Stock and 133,285 shares of Common Stock issuable upon the exercise of outstanding warrants (collectively the "Registrable Securities"), or their transferees, will be entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. These rights are provided under the terms of the Investors' Rights Agreement between the Company and such holders. Subject to certain limitations in such agreement, the holders of a majority of the Registrable Securities have the right to require on one occasion that the Company register their shares for public resale. In addition, if the Company registers any of its Common Stock either for its own account or for the account of any other stockholders, the holders of Registrable Securities are entitled to include their shares of Common Stock in one registration. A holder's right to include shares in an underwritten registration is subject to the good faith determination by the Company that the inclusion of such shares is compatible with the success of the offering. All expenses incurred in connection with any registration effected pursuant to the Investors' Rights Agreement (other than the underwriting discounts and commissions) will be borne by the Company. The foregoing registration rights terminate on February 12, 2004.

CERTAIN CHANGE OF CONTROL PROVISIONS

    As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" incudes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

    The Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as a classified board of directors generally increases the difficulty of replacing a majority of the directors. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of the Company's outstanding shares. In addition, the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting and require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting. Furthermore, the authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and the ability of the Company to raise equity capital in the future.


    Upon the completion of this offering, the Company will have 11,487,320 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding warrants or outstanding options granted under the 1996 Stock Option Plan after July 31, 1997. Of these shares, 4,019,642 shares of Common Stock will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 7,467,678 shares of Common Stock held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). The Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.


    Holders of approximately 8.3 million shares of Common Stock entered into lock-up agreements in connection with the Company's initial public offering whereby they agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the effective date of the registration statement for the Company's initial public offering. This 180-day period expired, and such holders of those shares of Common Stock were released from such lock-up agreements, on August 11, 1997, at which time those shares of Common Stock could be sold in the public market if registered under the Securities Act or if they qualified for an exemption from registration under Rule 144. Sales of such shares in the public market, or the availability of such shares for sale, could adversely affect the market price for the Common Stock. From the date of this Prospectus, approximately 6.1 million shares of Common Stock will become subject to new lock-up agreements as set forth below.



    The Selling Stockholders and the directors and executive officers of the Company have entered into lock-up agreements, under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock owned by them for a period of 60 days after the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC. At the end of this period, 50% of these shares will become eligible for sale and the remaining 50% will become eligible for sale 90 days after the date of this Prospectus. The Company has entered into a similar agreement, except that it may issue, and grant options to purchase, shares of Common Stock under the 1996 Stock Option Plan and pursuant to currently outstanding warrants and may issue shares of Common Stock in connection with certain acquisition transactions. Upon expiration of these lock-up agreements, the underlying shares of Common Stock will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144. Approximately 1.2 million additional shares held by existing stockholders will become eligible for public resale at various times over a period of less than one year following the completion of this offering, subject in some cases to vesting provisions and volume limitations. After the completion of this offering, the beneficial owners of approximately 1.9 million shares of Common Stock and 133,285 shares of Common Stock issuable upon the exercise of outstanding warrants will be entitled to certain registration rights with respect to such shares upon the release of applicable lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 110,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale (approximately 300,000 shares based on the four calendar week period ending July 31, 1997). Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    As of June 30, 1997, an aggregate of 1,169,157 shares were subject to outstanding options under the 1996 Stock Option Plan, an additional 140,300 shares of Common Stock were subject to other outstanding stock options and 133,285 shares were subject to outstanding warrants. All shares issuable under the 1996 Stock Option Plan (including shares subject to then outstanding options) are registered on a Form S-8 Registration Statement, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of any applicable lock-up agreements. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the public market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Hambrecht & Quist, Alex. Brown & Sons Incorporated and Cowen & Company (the
"Underwriters") have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock:

                                                                          NUMBER OF
NAME                                                                        SHARES
------------------------------------------------------------------------  ----------
Hambrecht & Quist LLC...................................................
Alex. Brown & Sons Incorporated.........................................
Cowen & Company.........................................................
                                                                          ----------

Total...................................................................   2,000,000
                                                                          ----------
                                                                          ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $   per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $   per share to certain other dealers. After the
public offering of the shares, the offering price and other selling terms may be changed by the Underwriters.


    The Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Selling Stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.


    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Selling Stockholders and the directors and executive officers of the Company, who will own in the aggregate approximately 6.1 million shares of Common Stock after this offering (assuming no exercise of the Underwriters' over-allotment option), have agreed, subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock beneficially owned by them during the 60-day period following the date of this Prospectus without the prior approval of Hambrecht & Quist LLC. At the end of this period, 50% of these shares will become eligible for sale and the remaining 50% will become eligible for sale 90 days after the date of this Prospectus. In addition, the Company has agreed not to offer, sell, grant any option to purchase or otherwise dispose of any shares of Common Stock during the 90-day period after the date of this Prospectus without the prior approval of Hambrecht & Quist LLC, except that the Company may issue, and grant options to purchase, shares of Common Stock under the 1996 Stock Option Plan and pursuant to currently outstanding warrants and may issue shares of Common Stock in connection with certain acquisition transactions, provided such shares are subject to the 90-day lock-up agreement. Sales of such shares in the future could adversely affect the market price of the Common Stock. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to the lock-up agreements at any time without notice. See "Shares Eligible for Future Sale."

    In general, the rules of the Commission will prohibit the Underwriters from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in this offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Common Stock during the "cooling off" period.

    Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    The Underwriters have advised the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, San Diego, California. Certain legal matters related to this offering will be passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

    The Consolidated Financial Statements of the Company at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                               DAOU SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------   JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................................  $   2,701  $   2,447   $   5,677
  Short-term investments.......................................................      3,686         --       9,513
  Accounts receivable..........................................................      5,851      5,287       6,907
  Income taxes receivable......................................................         --         --          --
  Contract work in progress....................................................        394      3,600       5,297
  Deferred income taxes........................................................        209        176         176
  Other current assets.........................................................        108        602         624
                                                                                 ---------  ---------  -----------
    Total current assets.......................................................     12,949     12,112      28,194
Due from officers/stockholders.................................................        211        228         253
Equipment, furniture and fixtures, net.........................................        393      1,033       2,189
Deferred income taxes..........................................................         10         23          23
Other assets...................................................................         25        128          86
                                                                                 ---------  ---------  -----------
                                                                                 $  13,588  $  13,524   $  30,745
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit...............................................................  $     180  $     150   $      --
  Trade accounts payable.......................................................        762        555       2,399
  Accrued salaries and wages...................................................        512        875       1,085
  Deferred revenue.............................................................        492      1,011         842
  Other accrued liabilities....................................................      1,306        745         472
  Income taxes payable.........................................................        975         99          23
                                                                                 ---------  ---------  -----------
    Total current liabilities..................................................      4,227      3,435       4,821
Deferred rent..................................................................          2         62          55
Commitments and contingencies..................................................
Redeemable preferred stock.....................................................      7,705      8,190          --

Stockholders' equity:

  Preferred stock, $.001 par value:
    Authorized shares--5,000
    Issued and outstanding shares--none........................................         --         --          --
  Common stock, $.001 par value:
    Authorized shares--50,000
    Issued and outstanding shares--7,329 at December 31, 1995 and 7,364 at
      December 31, 1996 (10,977 at June 30, 1997)..............................          8          8          12
  Additional paid-in capital...................................................         74      1,347      24,664
  Deferred compensation........................................................         --     (1,166)     (1,037)
  Accretion of redeemable preferred stock......................................        (87)      (572)         --
  Retained earnings............................................................      1,659      2,220       2,230
                                                                                 ---------  ---------  -----------
    Total stockholders' equity.................................................      1,654      1,837      25,869
                                                                                 ---------  ---------  -----------
                                                                                 $  13,588  $  13,524   $  30,745
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                            See accompanying notes.

                               DAOU SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                                   SIX MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1994       1995       1996       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Revenues......................................................  $   9,514  $  16,878  $  23,767  $   9,640  $  14,177
Cost of revenues..............................................      6,881     10,471     16,875      6,910      9,687
                                                                ---------  ---------  ---------  ---------  ---------
Gross profit..................................................      2,633      6,407      6,892      2,730      4,490
Operating expenses:
  Sales and marketing.........................................        860      1,055      2,158        831      2,344
  General and administrative..................................      1,591      3,155      4,260      1,898      2,384
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    2,451      4,210      6,418      2,729      4,728
                                                                ---------  ---------  ---------  ---------  ---------
Income (loss) from operations.................................        182      2,197        474          1       (238)
Interest income (expense), net................................         13         73        208        123        329
                                                                ---------  ---------  ---------  ---------  ---------
Income before income taxes....................................        195      2,270        682        124         91
Provision for income taxes....................................         19        851        121         22         31
                                                                ---------  ---------  ---------  ---------  ---------
Net income....................................................        176      1,419        561        102         60
Accretion of redeemable preferred stock.......................         --         87        485         39         --
                                                                ---------  ---------  ---------  ---------  ---------
Net income attributable to common stock.......................  $     176  $   1,332  $      76  $      63  $      60
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Net income per share..........................................  $    0.02  $    0.17  $    0.06  $    0.01  $    0.01
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Shares used in computing net income per common share..........      7,826      8,116      9,553      9,465     11,029

                            See accompanying notes.

                               DAOU SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                          ACCRETION OF
                                 COMMON STOCK   ADDITIONAL                 REDEEMABLE
                                --------------   PAID-IN      DEFERRED     PREFERRED    RETAINED
                                SHARES  AMOUNT   CAPITAL    COMPENSATION     STOCK      EARNINGS  TOTAL
                                ------  ------  ----------  ------------  ------------  -------  -------
Balance at December 31,
  1993........................   7,259  $   7   $      52   $        --   $        --   $   64   $   123
  Net income..................                         --            --            --      176       176
                                           --
                                ------          ----------  ------------        -----   -------  -------
Balance at December 31,
  1994........................   7,259      7          52            --            --      240       299
  Accretion of redeemable
    preferred stock...........      --     --          --            --           (87 )     --       (87)
  Issuance of common stock in
    exchange for services.....      70      1          22            --            --       --        23
  Net income..................      --     --          --            --            --    1,419     1,419
                                           --
                                ------          ----------  ------------        -----   -------  -------
Balance at December 31,
  1995........................   7,329      8          74            --           (87 )  1,659     1,654
  Deferred compensation.......      --     --       1,243        (1,243 )          --       --        --
  Amortization of deferred
    compensation                    --     --          --            77            --       --        77
  Issuance of common stock in
    exchange for services.....      35     --          30            --            --       --        30
  Accretion of redeemable
    preferred stock...........      --     --          --            --          (485 )     --      (485)
  Net income..................      --     --          --            --            --      561       561
                                           --
                                ------          ----------  ------------        -----   -------  -------
Balance at December 31,
  1996........................   7,364      8       1,347        (1,166 )        (572 )  2,220     1,837
  Issuance of common stock
    upon initial public
    offering, net
    (unaudited)...............   2,000      2      15,788            --            --       --    15,790
  Conversion of redeemable
    preferred stock upon
    initial public offering
    (unaudited)...............   1,603      2       7,616            --           572       --     8,190
  Issuance of common stock
    upon exercise of stock
    options (unaudited).......      10     --          42            --            --       --        42
  Amortization of deferred
    compensation
    (unaudited)...............      --     --        (129 )         129            --       --        --
  Distribution to Integrex
    stockholders
    (unaudited)...............      --     --          --            --            --      (50 )     (50)
  Net income (unaudited)......      --     --          --            --            --       60        60
                                           --
                                ------          ----------  ------------        -----   -------  -------
Balance at June 30, 1997
  (unaudited).................  10,977  $  12   $  24,664   $    (1,037 ) $        --   $2,230   $25,869
                                           --
                                           --
                                ------          ----------  ------------        -----   -------  -------
                                ------          ----------  ------------        -----   -------  -------

                            See accompanying notes.

                               DAOU SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                 -------------------------------  --------------------
                                                                   1994       1995       1996       1996       1997
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income.....................................................  $     176  $   1,419  $     561  $     102  $      60
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization................................        105        268        301         96        421
  Provision for uncollectible accounts.........................         --         --        108          1         15
  Common stock issued in exchange for services.................         --         23         30         --         --
  Deferred income taxes........................................        (24)      (192)        20         --         --
  Changes in operating assets and liabilities:
    Accounts receivable........................................       (369)    (5,197)       456      1,056     (1,635)
    Contract work in progress..................................        138        305     (3,206)       (58)    (1,697)
    Other assets...............................................        (24)       (90)      (597)      (286)        20
    Trade accounts payable.....................................        328        224       (207)      (324)     1,844
    Accrued salaries and wages.................................          8        268        363        106        210
    Deferred revenue...........................................       (399)      (415)       519       (271)      (169)
    Other accrued liabilities..................................        296      1,208       (561)        --       (273)
    Income taxes payable.......................................         --        932       (876)       134        (76)
    Deferred rent..............................................          1        (29)        60       (982)        (7)
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) operating activities............        236     (1,276)    (3,029)      (426)    (1,287)

INVESTING ACTIVITIES
Purchases of equipment, furniture and fixtures.................       (327)      (316)      (864)      (369)    (1,448)
Purchase of short-term investments.............................         --     (3,686)        --         --     (9,513)
Maturities of short-term investments...........................         --         --      3,686      2,451         --
Advances to officers/stockholders..............................       (149)      (306)       (17)         4        (25)
Proceeds from repayment of due from officers...................        213        209         --         --         --
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash (used in) provided by investing activities............       (263)    (4,099)     2,805      2,086    (10,986)

FINANCING ACTIVITIES
Advances (repayments) under line of credit.....................         15        165        (30)        --         --
Repayment of long-term debt....................................         (4)        --         --       (180)      (150)
Distribution to Integrex stockholders..........................         --         --         --         --        (50)
Proceeds from issuance of common stock and redeemable preferred
  stock........................................................         --      7,618         --         --     15,703
                                                                 ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) financing activities............         11      7,783        (30)      (180)    15,503
                                                                 ---------  ---------  ---------  ---------  ---------
(Decrease) increase in cash and cash equivalents...............        (16)     2,408       (254)     1,480      3,230
Cash and cash equivalents at beginning of period...............        309        293      2,701      2,701      2,447
                                                                 ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.....................  $     293  $   2,701  $   2,447  $   4,181  $   5,677
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid..............................................  $      --  $     111  $     975  $     965  $      97
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                               DAOU SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    DAOU Systems, Inc. (the "Company") designs, implements, supports and manages advanced computer network systems for hospitals, integrated healthcare delivery systems and other healthcare provider organizations.

    The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and diagrams. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. The Company's support and management services are typically provided under multi-year contracts and include remote and on-site network management services, as well as information systems outsourcing. DAOU typically provides its services on a fixed-price, fixed-time frame basis.

    As described more fully in Note 9, on July 9, 1997, the Company acquired all of the issued and outstanding shares of Integrex Systems Corporation ("Integrex"). The acquisition was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements reflect the combined financial position and operating results for the Company and Integrex for all periods presented.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The consolidated financial statements at June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

REVENUE RECOGNITION

    Contract revenue for the development and implementation of network solutions is recognized on the percentage-of-completion method with progress to completion measured by labor costs incurred to date compared to total estimated labor costs. Provisions for estimated losses on contracts, if any, are made during the period when the loss becomes probable and can be reasonably estimated. Revenues recognized in excess of amounts billed and project costs are classified as contract work in progress. Revenue from technical support and network management services is recognized over the period the services are performed. Payments received in advance of services performed are recorded as deferred revenue.

CONCENTRATION OF CREDIT RISK

    Substantially all of the Company's accounts receivable are from hospitals and other healthcare providers. Generally, the Company obtains a significant deposit from its customers upon signing a contract and collateral is not required. The Company provides for losses from uncollectible accounts and such losses have historically not exceeded management's expectations.

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased. Short-term investments are recorded at amortized cost plus accrued interest which approximates market value. The Company generally invests its excess cash in U.S. government securities. The Company has established guidelines relative to diversification and maturities that are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company historically has not experienced any losses on its cash equivalents or short-term investments.

    The Company applies Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to value its investments. Under the statement, the Company classifies its short-term investments as "Available-for-Sale" and records such assets at estimated fair value in the balance sheet. As of December 31, 1995 and 1996, the cost of cash equivalents and short-term investments was equal to estimated fair value.

EQUIPMENT, FURNITURE AND FIXTURES

    Equipment, furniture and fixtures are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the estimated useful lives of the assets or the remaining lease term, whichever is less.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the financial statements and disclosures made in the accompanying notes of the financial statements. The actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

    Effective January 1, 1996, DAOU Systems, Inc. adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS 121 did not have a material impact on DAOU's financial position or the results of its operations.

NET INCOME PER SHARE

    For periods subsequent to the completion of the Company's initial public offering of common stock (the "IPO") in February 1997, net income (loss) per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents result from outstanding options and warrants to purchase shares of common stock. For loss periods, common stock equivalents were not included in computing net loss per share since the effect would have been antidilutive. For periods prior to the IPO, net income (loss) per share is computed pursuant to the requirements of the Securities and Exchange Commission which require that shares of common stock issued during the twelve months immediately preceding the IPO, plus the number of equivalent shares of common stock granted

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or issued during the same period, be included in the calculation of shares used in computing net income (loss) per share as if these shares were outstanding for all periods presented (using the treasure stock method and the assumed IPO price). In addition, the calculation of the shares used in computing net income
(loss) per share also gives effect to the conversion and exchange of the shares of preferred stock upon completion of the IPO using the if-converted method from the original date of issuance.

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, which supersedes APB Opinion 15. Statement No. 128 replaces the presentation of primary EPS with "Basic EPS" which includes no dilution and is based on weighted-average commons shares outstanding for the period. Companies with complex capital structures, including the Company, will also be required to present "Diluted EPS" that reflects the potential dilution of securities like employee stock options and warrants to purchase common stock. Statement No. 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company has not yet determined what the impact of Statement No. 128 will be on the calculation of earnings per share.

STOCK OPTIONS

    Effective January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of Accounting Principles Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25.

2. SELECTED BALANCE SHEET DETAILS

    Equipment, furniture and fixtures consist of the following (in thousands):

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1995       1996
                                                                                     ---------  ---------   JUNE 30,
                                                                                                              1997
                                                                                                           -----------
                                                                                                           (UNAUDITED)
Equipment and furniture............................................................  $     824  $   1,603   $   3,051
Leasehold improvements.............................................................          6         91          91
                                                                                     ---------  ---------  -----------
                                                                                           830      1,694       3,142
Less accumulated depreciation and amortization.....................................       (437)      (661)       (953)
                                                                                     ---------  ---------  -----------
                                                                                     $     393  $   1,033   $   2,189
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------

    Other accrued liabilities consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------    JUNE 30,
                                                                                                             1997
                                                                                                         -------------
                                                                                                          (UNAUDITED)
Accrued contract costs...........................................................  $     932  $     626    $     434
Other accrued liabilities........................................................        374        119           38
                                                                                   ---------  ---------          ---
                                                                                   $   1,306  $     745    $     472
                                                                                   ---------  ---------          ---
                                                                                   ---------  ---------          ---

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

3. LINE OF CREDIT

    In October 1996, the Company entered into a $1.5 million line of credit. The line bears interest at a rate equal to the Bank's reference rate plus 0.5% (8.75% at December 31, 1996 and June 30, 1997) and expires October 1, 1997. At December 31, 1996 and June 30, 1997, no amounts were outstanding under the line of credit.

    In July 1996, Integrex entered into a $300,000 line of credit for the purpose of financing receivables. The line of credit is due on demand but if not demanded is due in full on July 31, 1997. Interest is payable monthly at the prime plus 1% (9.25% at December 31, 1996 and June 30, 1997.) At December 31, 1996, the outstanding balance under the line of credit was $150,000. At June 30, 1997, there were no amounts outstanding under the line of credit.

4. LEASE COMMITMENTS

    The Company leases its facilities and certain equipment under operating lease agreements. The facility leases provide for abatement of rent during certain periods and escalating rent payments during the lease term. Rent expense for 1994, 1995 and 1996 totaled $125,000, $160,000 and $448,000, respectively.
Rent expense for the six months ended June 30, 1996 and 1997 was $145,000 and $223,000, respectively.

    Future minimum lease payments under noncancellable operating leases with initial terms of one year or more consist of the following (in thousands):

YEARS ENDING DECEMBER 31,
-----------------------------------------------------------
1997.......................................................    $     646
1998.......................................................          328
1999.......................................................           12
2000.......................................................           12
2001.......................................................            7
                                                                  ------
                                                               $   1,005
                                                                  ------
                                                                  ------

    In October 1995, the Company's Board of Directors approved a relocation to a larger facility. In connection with the relocation, the Company recorded a provision for relocation costs and expenses of $205,000 which included an accrual for future rent commitments on the Company's former facility, losses on non-recoverable leaseholds and other assets and other costs directly associated with the relocation. This charge is included in general and administrative expenses in the 1995 statement of operations. During 1996, the Company's former facility was subleased to a related party. Aggregate future minimum rentals to be received under the sublease are $126,000.

5. MAJOR CUSTOMERS

    Sales to individual customers exceeding 10% or more of revenues in the years ended December 31 were as follows: during 1994, one customer accounted for 27% of revenues; during 1995, two customers accounted for 41% and 9% of revenues, respectively; and during 1996, three customers accounted for 17%, 14% and 12% of revenues, respectively.

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

6. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

    During 1995, 1,603,430 shares of redeemable preferred stock were issued at $4.99 per share for proceeds of $7,618,000 net of issuance costs. Holders of the redeemable preferred stock are entitled to receive cumulative dividends at the rate of $0.03 per share per annum, when and if declared by the Board of Directors and prior to any dividends on the common shares. The redeemable preferred stock had a liquidation preference of $4.99 per share plus any declared but unpaid dividends and was convertible at the option of the holder into one share of common stock, subject to certain antidilution adjustments. The shares of preferred stock were automatically converted in connection with the initial public offering of the Company's common stock which closed in February 1997. The holder of each share of preferred stock was entitled to one vote for each share into which it would convert.

    On or after August 31, 2000, the redeemable preferred stock was redeemable subject to a written request from the holders of a majority of the then outstanding shares. The price of the redemption was equal to the original issue price plus 6% of the original issue price compounded annually, less any dividends paid. The increase in the redemption value of the redeemable preferred stock was $87,000 in 1995 and $485,000 in 1996.

STOCK OPTION PLANS

    During 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), under which 947,025 shares of the Company's common stock were initially reserved for issuance upon exercise of options granted by the Company. During November 1996, the Board of Directors increased the number of shares reserved for issuance under the plan to 1,367,925. The Plan provides for the grant of both incentive and nonstatutory stock options to officers, directors, employees and consultants of the Company. Options granted by the Company generally vest over a three to five-year period and are exercisable for a period of ten years from the date of the grant.

    The Company recorded $1,243,000 of deferred compensation for options granted during the year ended December 31, 1996, representing the difference between the option exercise price and the deemed fair market value for financial statement presentation purposes. The Company is amortizing the deferred compensation ratably over the vesting period of the options.

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

6. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) A summary of stock option transactions is as follows:

                                                                                                        WEIGHTED
                                                                                                         AVERAGE
                                                                                                        EXERCISE
                                                                                        OPTION PRICE    PRICE PER
                                                                             SHARES      PER SHARE        SHARE
                                                                           ----------  --------------  -----------
Outstanding at January 1, 1996...........................................          --              --          --
  Granted................................................................     962,458  $ 4.28 - 10.69   $    5.16
  Exercised..............................................................          --              --          --
  Canceled...............................................................     (21,045)           4.28        4.28
                                                                           ----------  --------------       -----
Outstanding at December 31, 1996.........................................     941,413    4.28 - 10.69        5.16
  Granted (unaudited)....................................................     543,339    4.28 - 16.00        6.70
  Exercised (unaudited)..................................................      (9,821)           4.28        4.28
  Canceled (unaudited)...................................................    (165,474)   4.28 - 10.69        5.68
                                                                           ----------  --------------       -----
Outstanding at June 30, 1997 (unaudited).................................   1,309,457  $ 4.28 - 16.00   $    5.75
                                                                           ----------  --------------       -----
                                                                           ----------  --------------       -----

    At December 31, 1996, no options to purchase common shares were exercisable and 426,512 options to purchase common shares were available for future grant.

    Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "minimal value" method for option pricing with the following weighted-average assumptions: risk-free interest rate of 6%; dividend yield of 0%; and a weighted-average expected life of the option of seven years.

    For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's adjusted pro forma information is as follows (in thousands, except for per share information):

                                                                                                     YEAR ENDED
                                                                                                  DECEMBER 31, 1996
                                                                                                 -------------------
Adjusted pro forma net income..................................................................       $     438
Adjusted pro forma net income per share........................................................       $    0.05

    The weighted-average fair value of options granted during 1996 was $2.81.

WARRANTS

    In connection with the issuance of the redeemable preferred stock, the Company issued two warrants to purchase an aggregate of 133,285 shares of common stock at an exercise price of $4.99 per share. The warrants are exercisable immediately and expire on October 26, 2000.

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

6. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) COMMON STOCK RESERVED

    At December 31, 1996, a total of 3,104,640 shares of the Company's common stock have been reserved for the conversion of redeemable preferred stock and the exercise of stock options and warrants.

7. INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1994       1995       1996
                                                                                         ---------  ---------  ---------
Current:
  Federal..............................................................................  $      36  $     816  $      64
  State................................................................................          7        227         37
                                                                                               ---  ---------  ---------
                                                                                                43      1,043        101
Deferred:
  Federal..............................................................................        (21)      (166)        32
  State................................................................................         (3)       (26)       (12)
                                                                                               ---  ---------  ---------
                                                                                               (24)      (192)        20
                                                                                               ---  ---------  ---------
                                                                                         $      19  $     851  $     121
                                                                                               ---  ---------  ---------
                                                                                               ---  ---------  ---------

    Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following (in thousands):

                                                                                                         DECEMBER 31,
                                                                                                     --------------------
                                                                                                       1995       1996
                                                                                                     ---------  ---------
Deferred tax assets (liabilities):
  Reserves and allowances..........................................................................  $     209  $     201
  Tax depreciation differences.....................................................................         10         (2)
                                                                                                           ---        ---
Net deferred tax assets............................................................................  $     219  $     199
                                                                                                           ---        ---
                                                                                                           ---        ---

    The reconciliation of income tax computed at the federal statutory rate to the total provision for income taxes is as follows:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1994       1995       1996
                                                                                     ---------  ---------  ---------
Tax at federal statutory rate......................................................       34.0%      34.0%      34.0%
S Corporation income not subject to corporate income taxes.........................      (26.4)      (2.7)     (23.8)
Nondeductible expenses.............................................................        2.1        2.1        5.0
Other, including compensatory stock options........................................         --        4.1        2.5
                                                                                     ---------  ---------  ---------
                                                                                           9.7%      37.5%      17.7%
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                               DAOU SYSTEMS, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO JUNE 30, 1997
    AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
    For the six months ended June 30, 1996 and 1997, income taxes have been provided based upon the estimated annual effective tax rate applied to pre tax income for the interim period. For 1997 the effective tax rate will increase due to the non-deductibility of the Integrex merger costs (See Note 9).

8. BENEFIT PLAN

    The Company sponsors the DAOU Systems, Inc. 401(k) Salary Savings Plan which covers employees who meet certain age and service requirements. Employees may contribute a portion of their earnings each plan year subject to certain Internal Revenue Service limitations. The Company made elective contributions to the Plan of $2,000, $13,000 and $16,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

    In October 1994, Integrex adopted a retirement benefit plan effective January 1, 1995. The plan is intended to qualify under Internal Revenue Code
Section 401(a) and provides for employee salary deferrals under Internal Revenue Code Section 401(k), company matching payments, and company profit sharing payments.

9. SUBSEQUENT EVENT

    On July 9, 1997, the Company acquired all of the issued and outstanding shares of Integrex, which provides advanced network design, integration and consulting support services primarily to healthcare organizations and also to educational and governmental institutions. Integrex specializes in voice and video networks and also designs integrated cable plants capable of supporting voice, video and high-speed data transmission. The acquisition will be accounted for as a pooling-of-interests and, accordingly, the historical financial statements for all periods prior to the consummation of the combination have been restated as though the companies had been combined. Merger costs are expected to approximate $400,000 (net of tax benefits) and the Company will charge merger costs to operating results in the third quarter of 1997.

    Total revenues and net income (loss) of DAOU and Integrex for the periods preceding the acquisition were:

                                                                         DAOU        INTEGREX     COMBINED
                                                                     -------------  -----------  -----------
Year ended December 31, 1994
  Total revenues...................................................  $       8,521   $     993    $   9,514
  Net income.......................................................             26         150          176
Year ended December 31, 1995
  Total revenues...................................................         14,330       2,548       16,878
  Net income.......................................................          1,240         179        1,419
Year ended December 31, 1996
  Total revenues...................................................         19,311       4,456       23,767
  Net income.......................................................             83         478          561
Six months ended June 30, 1996 (unaudited)
  Total revenues...................................................          7,530       2,110        9,640
  Net income (loss)................................................           (156)        258          102
Six months ended June 30, 1997 (unaudited)
  Total revenues...................................................         11,208       2,969       14,177
  Net income (loss)................................................           (320)        380           60

-----------------------------------------------
                                 -----------------------------------------------
-----------------------------------------------
                                 -----------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                           Page
                                            ---
Prospectus Summary....................           3
Risk Factors..........................           5
The Company...........................          12
Use of Proceeds.......................          12
Price Range of Common Stock...........          12
Dividend Policy.......................          12
Capitalization........................          13
Selected Consolidated Financial
  Data................................          14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          15
Business..............................          20
Management............................          29
Certain Transactions..................          35
Principal and Selling Stockholders....          36
Description of Capital Stock..........          38
Shares Eligible for Future Sale.......          40
Underwriting..........................          42
Legal Matters.........................          44
Experts...............................          44
Available Information.................          44
Index to Financial Statements.........         F-1

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------

                                   PROSPECTUS

                                ----------------

                               HAMBRECHT & QUIST

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                COWEN & COMPANY

                                          , 1997

-----------------------------------------------
                                 -----------------------------------------------
-----------------------------------------------
                                 -----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the sale of Common Stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

                                                                                      AMOUNT
                                                                                    ----------
SEC Registration Fee..............................................................  $   13,374
NASD Filing Fee...................................................................       4,913
Nasdaq Listing Fee................................................................      12,000
Printing and Engraving Expenses...................................................     100,000
Legal Fees and Expenses...........................................................     170,000
Blue Sky Fees and Expenses........................................................       2,000
Accounting Fees and Expenses......................................................      70,000
Transfer Agent and Registrar Fees and Expenses....................................       5,000
Miscellaneous Expenses............................................................      62,713
                                                                                    ----------
  Total...........................................................................  $  440,000
                                                                                    ----------
                                                                                    ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The Registrant has sold within the past three years (without payment of any selling commission to any person) the following unregistered securities:

        1. During the period January 2, 1996 through June 19, 1997, the Registrant granted incentive and non-statutory stock options to employees, officers and directors of and consultants to the Registrant under its 1996 Stock Option Plan (the "1996 Stock Option Plan"), covering an aggregate of 1,169,157 shares of the Registrant's Common Stock. These options typically vest over a period of three to five years following their respective dates of grant.

        2. In October 1995, the Registrant issued 1,603,430 shares of its Series A Preferred Stock to 12 investors for an aggregate purchase price of $7,999,999. These investors consisted of (i) 11 accredited investors which were venture capital funds and related entities and individuals and (ii) one non-accredited investor, Galen Employee Fund, L.P., the purchaser representative of which was a venture capital investor who had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risk of this investment.

        3. In October 1995, the Registrant issued to Needham & Company, Inc. and Needham Capital S.B.I.C., L.P., which entities acted as finders with respect to the placement described in paragraph (2) above, warrants to purchase up to 130,393 and 2,892 shares of the Registrant's Series A Preferred Stock, respectively, at an exercise price of $4.99 per share.

    Prior to February 12, 1997, the sales and issuances of the securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The Company registered the shares under the 1996 Stock Option Plan pursuant to a Form S-8 Registration Statement that became effective on June 20, 1997.

    The sales and issuances of securities in the transactions described in paragraphs (2) and (3) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Rule 506 of Regulation D promulgated thereunder.

    All recipients (other than those who received options and/or had stock issued upon exercise of options after June 19, 1997) represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 27. EXHIBITS.


EXHIBIT
NUMBER                                                              DESCRIPTION
-------------             -----------------------------------------------------------------------------------------------

   1.1*               --  Form of Underwriting Agreement.

   2.1**              --  Agreement and Plan of Merger, dated January 9, 1997, by and between DAOU Systems, Inc., a
                          Delaware corporation, and DAOU Systems, Inc., a California corporation.

   3.1**              --  Registrant's Amended and Restated Certificate of Incorporation.

   3.2**              --  Registrant's Bylaws.

   4.1**              --  Reference is made to Exhibits 3.1 and 3.2.

   4.2**              --  Specimen stock certificate.

   4.3**              --  Investors' Rights Agreement, dated October 26, 1995, between the Registrant and the parties named therein.

   4.4**              --  Series A Preferred Stock Purchase Warrant No. 1, dated October 26, 1995, between the Registrant and Needham & Company, Inc.

   4.5**              --  Series A Preferred Stock Purchase Warrant No. 2, dated October 26, 1995, between the Registrant and Needham Capital S.B.I.C., L.P.

   5.1                --  Opinion of Baker & McKenzie.

  10.1**              --  Form of Indemnification Agreement.

  10.2**              --  1996 Stock Option Plan.

  10.3**              --  Form of Incentive Stock Option Agreement under the 1996 Stock Option Plan.

EXHIBIT
NUMBER                                                              DESCRIPTION
-------------             -----------------------------------------------------------------------------------------------
  10.4**              --  Form of Nonstatutory Stock Option Agreement under the 1996 Stock Option Plan.

  10.5**              --  Sublease Agreement, dated March 1, 1996, between the Registrant and Adobe Systems Incorporated.

  10.6+,**            --  Information Management Agreement, dated April 1, 1996, between the Registrant and Candler
                          Health System.

  10.7+,**            --  Principle Agreement, dated June 18, 1996, between the Registrant and Catholic Medical Center of
                          Brooklyn & Queens, Inc.

  10.8+,**            --  Principal Agreement, dated June 29, 1995, between the Registrant and Mercy Health Services.

  10.9+,**            --  Master Agreement, dated June 4, 1996, between the Registrant and Atlantic Health System.

  10.10**             --  Form of Master Services Agreement.

  10.11**             --  Employment Agreement, effective as of November 11, 1996, between Robert C. McNeill and the
                          Registrant.

  10.12**             --  Promissory Note, dated October 26, 1995, from Georges J. Daou to the Registrant in the principal amount of $70,642.

  10.13**             --  Promissory Note, dated October 26, 1995, from Daniel J. Daou to the Registrant in the principal amount of $69,897.

  10.14**             --  Promissory Note, dated October 26, 1995, from Joseph H. Daou to the Registrant in the principal amount of $66,103.

  10.15**             --  Lease Agreement, dated October 1, 1995, between the Registrant and Daniel J. Daou.

  10.16***            --  Agreement and Plan of Merger, dated as of July 8, 1997, by and among DAOU Systems, Inc.,
                          DAOU-Integrex, Inc. and Integrex Systems Corporation.

  11.1*               --  Statement of Computation of Earnings Per Share.

  21.1*               --  Subsidiary of DAOU Systems, Inc.

  23.1                --  Consent of Ernst & Young LLP, independent auditors.

  23.2                --  Consent of Baker & McKenzie--Included in Exhibit 5.1.

  24.1*               --  Power of Attorney.

  27.1*               --  Financial Data Schedule.


------------------------

  + Confidential treatment has been granted with respect to certain portions of this exhibit.


  * Previously filed.


 ** Incorporated by reference to Registrant's Form SB-2 Registration Statement
    No. 333-18155.

*** Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K filed July
    18, 1997.

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned in the City of San Diego, State of California on the 13th of August, 1997.


                                DAOU SYSTEMS, INC.

                                By:              /s/ DANIEL J. DAOU
                                     -----------------------------------------
                                             Daniel J. Daou, PRESIDENT


                               POWER OF ATTORNEY



    In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on August 13, 1997.



          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chief Executive Officer
              *                   and Chairman of the
------------------------------    Board of Directors
       Georges J. Daou            (Principal Executive
                                  Officer)

      /s/ DANIEL J. DAOU
------------------------------  President and Director
        Daniel J. Daou

                                Senior Vice President,
      /s/ FRED C. MCGEE           Chief Financial Officer
------------------------------    and Secretary (Principal
        Fred C. McGee             Financial and Accounting
                                  Officer)

              *
------------------------------  Director
        David W. Jahns

              *
------------------------------  Director
     Bernard P. McDonagh

              *
------------------------------  Director
       John H. Moragne



*By:     /s/ DANIEL J. DAOU
      -------------------------
           Daniel J. Daou
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER                                                    EXHIBIT
-------------             ------------------------------------------------------------------------------
    1.1*              --  Form of Underwriting Agreement.

    2.1**             --  Agreement and Plan of Merger, dated January 9, 1997, by and between DAOU
                            Systems, Inc., a Delaware corporation, and DAOU Systems, Inc., a California corporation.

    3.1**             --  Registrant's Amended and Restated Certificate of Incorporation.

    3.2**             --  Registrant's Bylaws.

    4.1**             --  Reference is made to Exhibits 3.1 and 3.2.

    4.2**             --  Specimen stock certificate.

    4.3**             --  Investors' Rights Agreement, dated October 26, 1995, between the Registrant and the parties named therein.

    4.4**             --  Series A Preferred Stock Purchase Warrant No. 1, dated October 26, 1995, between the Registrant and Needham & Company, Inc.

    4.5**             --  Series A Preferred Stock Purchase Warrant No. 2, dated October 26, 1995, between the Registrant and Needham Capital S.B.I.C., L.P.

    5.1               --  Opinion of Baker & McKenzie.

   10.1**             --  Form of Indemnification Agreement.

   10.2**             --  1996 Stock Option Plan.

   10.3**             --  Form of Incentive Stock Option Agreement under the 1996 Stock Option Plan.

   10.4**             --  Form of Nonstatutory Stock Option Agreement under the 1996 Stock Option Plan.

   10.5**             --  Sublease Agreement, dated March 1, 1996, between the Registrant and Adobe
                            Systems Incorporated.

   10.6+,**           --  Information Management Agreement, dated April 1, 1996, between the Registrant and Candler Health System.

   10.7+,**           --  Principle Agreement, dated June 18, 1996, between the Registrant and Catholic
                            Medical Center of Brooklyn & Queens, Inc.

   10.8+,**           --  Principal Agreement, dated June 29, 1995, between the Registrant and Mercy
                            Health Services.

   10.9+,**           --  Master Agreement, dated June 4, 1996, between the Registrant and Atlantic
                            Health System.

   10.10**            --  Form of Master Services Agreement.

   10.11**            --  Employment Agreement, effective as of November 11, 1996, between Robert C.
                            McNeill and the Registrant.

   10.12**            --  Promissory Note, dated October 26, 1995, from Georges J. Daou to the
                            Registrant in the principal amount of $70,642.

   10.13**            --  Promissory Note, dated October 26, 1995, from Daniel J. Daou to the Registrant in the principal amount of $69,897.

   EXHIBIT
   NUMBER                                                    EXHIBIT
-------------             ------------------------------------------------------------------------------
   10.14**            --  Promissory Note, dated October 26, 1995, from Joseph H. Daou to the Registrant in the principal amount of $66,103.

   10.15**            --  Lease Agreement, dated October 1, 1995, between the Registrant and Daniel J.
                            Daou.

   10.16***           --  Agreement and Plan of Merger, dated as of July 8, 1997, by and among DAOU
                            Systems, Inc., DAOU-Integrex, Inc. and Integrex Systems Corporation.

   11.1*              --  Statement of Computation of Earnings Per Share.

   21.1*              --  Subsidiary of DAOU Systems, Inc.

   23.1               --  Consent of Ernst & Young LLP, independent auditors.

   23.2               --  Consent of Baker & McKenzie--Included in Exhibit 5.1.

   24.1*              --  Power of Attorney.

   27.1*              --  Financial Data Schedule.


------------------------

  + Confidential treatment has been granted with respect to certain portions of this exhibit.


  * Previously filed.


 ** Incorporated by reference to Registrant's Form SB-2 Registration Statement
    No. 333-18155.

*** Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K filed July
    18, 1997.